As filed with the Securities and Exchange Commission on October 20, 2006	File No. 333-137868

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard R. Cheatham Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500	Kathryn L. Knudson Powell Goldstein LLP One Atlantic Center, 14th Floor 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 572-6600

Approximate date of commencement of proposed sale to the public: The exchange of Registrant’s shares for shares of common stock of Southern Bancorp, Inc. will take place upon consummation of the merger of Southern Bancorp, Inc. into the Registrant.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐   ____________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐  ____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	2,127,078(1)	Not Applicable	$22,028,513(2)	$2,357.05(2)(3)
Common Stock, par value $1.00 per share, to be issued upon the exercise of options	53,055(4)	$31.52	$1,672,294(5)	$178.94(5)

(1)
The number of shares of the Registrant’s common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of Southern Bancorp, Inc. into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)
In accordance with Rule 457(f)(2), the registration fee is based upon $22,028,513, the maximum number of shares of common stock of Southern Bancorp, Inc. that may be received by the Registrant pursuant to the merger (1,804,137) multiplied by the book value per share of Southern Bancorp, Inc. as of August 31, 2006 ($12.21).

(3)	Previously paid.

(4)
The number of shares of the Registrant’s common stock being registered hereunder is based upon the number of shares issuable upon the exercise of all outstanding options to purchase Southern Bancorp, Inc. common stock. In addition, pursuant to Rule 416 this Registration Statement shall be deemed to cover any additional shares of common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar change in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) on the basis of $31.52, the average of the high and low prices per share of the Registrant’s common stock on October 17, 2006, as reported by the Nasdaq Global Select Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROXY STATEMENT/PROSPECTUS

These materials are a proxy statement of Southern Bancorp, Inc. and a prospectus of United Community Banks, Inc. They are furnished to you in connection with the notice of special meeting of shareholders to be held on November 21, 2006 that they accompany. At the special meeting of Southern shareholders, you will be asked to vote on the merger of Southern with and into United described in more detail herein. As of October 19, 2006, the record date for the Southern shareholders meeting, there were 1,639,137 shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger requires the affirmative vote of holders of a majority of those shares.

Unless reduced pursuant to the terms of the merger agreement, in connection with the merger if approved and consummated, each share of Southern common stock will be converted into 1.179 shares of United common stock (the “Conversion Ratio”). Up to an aggregate of 2,180,133 shares of United common stock may be issued to Southern shareholders if the merger is approved and consummated, all warrants and options to purchase Southern common stock are exercised at or prior to the closing as required under the merger agreement and there is no conversion ratio adjustment. This document is a prospectus of United with respect to such offering and issuance of United common stock.

United common stock is traded on the Nasdaq Global Select Market under the symbol “UCBI”. The closing sales price of United common stock as of September 5, 2006, the date the merger agreement was executed, was $31.59. Assuming the Conversion Ratio remains 1.179, if the merger had been completed on September 5, 2006 at such Conversion Ratio, the implied value of your Southern shares would have been $37.24 based on United’s closing stock on that date. The closing sales price of United common stock as of October 19, 2006, the most recent date feasible for including in these materials, was $30.84.  On October 19, 2006, the implied value of your Southern shares would have been $36.36 per share based on the 1.179 Conversion Ratio.

The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Reorganization pursuant to which the merger would be consummated if approved. We encourage you to carefully read the entire document, and the related documents to which it refers. Investing in United common stock involves risks that you should consider that may affect the value of United common stock to be issued in the merger.

These materials also incorporate important business and financial information about United that is not included in or delivered with them. This business and financial information is available without charge to you upon written or oral request made to Investor Relations, United Community Banks, Inc., at P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 745-2151. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than November 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of United are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of these materials are October 20, 2006, and they are expected to be first mailed to shareholders on or about October 23, 2006.

Southern Bancorp, Inc.
200 Cherokee Street
Marietta, Georgia 30060

Notice Of Special Meeting Of Shareholders
To Be Held On November 21, 2006

A special meeting of shareholders of Southern Bancorp, Inc. will be held on November 21, 2006, at 5:00 p.m., at the main office of Southern National Bank, 200 Cherokee Street, Marietta, Georgia, for the following purposes:

1.
to consider and vote on an Agreement and Plan of Reorganization, under which Southern Bancorp, Inc. will merge with and into United Community Banks, Inc., as more particularly described in the accompanying materials; and

2.	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If Southern shareholders approve the merger, Southern will be merged with and into United. Unless reduced pursuant to the terms of the merger agreement, each share of Southern common stock will be converted into 1.179 shares of United common stock (the “Conversion Ratio”) in connection with the merger, all as more fully explained under the heading “Details of the Proposed Merger-The Merger Consideration” (page 14).

Approval of the merger will require the approval of the holders of at least a majority of the Southern common stock entitled to vote at the special meeting. Only shareholders of record of Southern common stock at the close of business on October 19, 2006 will be entitled to vote at the special meeting or any adjournments thereof. Southern’s board of directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote for the proposal to approve the merger.

If the merger is completed, Southern shareholders who dissent with respect to the merger will be entitled to receive a cash payment for their shares of Southern common stock if they comply with certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading “Details of the Proposed Merger-Rights of Dissenting Shareholders” (page 23) and in Appendix B to the accompanying materials.

A form of proxy for use by you is enclosed. To ensure representation at the special meeting, each Southern shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. A previously submitted proxy may be revoked by notifying Priscilla D. Gamwell, Secretary of Southern, in writing, or by submitting an executed, later-dated proxy prior to the special meeting to Priscilla D. Gamwell, Secretary, Southern Bancorp, Inc., 200 Cherokee Street, Marietta, Georgia 30060. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person. A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

By Order of the Board of Directors,

October 20, 2006	/s/ J. Edward Mulkey, Jr.
Marietta, Georgia	J. Edward Mulkey, Jr., Chairman

TABLE OF CONTENTS

	Page		Page

QUESTIONS AND ANSWERS ABOUT THE		Material Federal Income Tax Consequences of the
MERGER	1	Merger and Opinion of Tax Counsel	25
SUMMARY	3	Opinion of Southern’s Financial Advisor	26
The Companies	3	INFORMATION ABOUT UNITED COMMUNITY BANKS, INC..	34
The Terms of the Merger	4	General	34
The Reasons Management of Both Companies		Securities	34
Support the Merger	4	Certain Provisions of United’s Articles of
Shareholders’ Meeting	4	Incorporation and Bylaws Regarding Change of
Record Date	4	Control	38
Vote Required	4	INFORMATION ABOUT SOUTHERN
Conditions, Termination, and Effective Date	5	BANCORP, INC.	39
Rights of Dissenting Shareholders	5	General	39
Federal Income Tax Consequences	5	Business and Properties	39
Accounting Treatment	5	Competition	40
Opinion of Southern’s Financial Advisor	6	Employees	41
Markets for Common Stock	6	Legal Proceedings	41
Dividends	7	Share Ownership of Principal Shareholders,
Differences in Legal Rights Between Shareholders of Southern and United	7	Management and Directors of Southern	41
Interests of Management in the Merger	8	INTEREST OF CERTAIN PERSONS IN THE
SUMMARY CONSOLIDATED FINANCIAL		MERGER	42
INFORMATION OF UNITED	9	PROSPECTUS DELIVERY FOR OPTION EXERCISES	42
DETAILS OF THE PROPOSED MERGER	12	LEGAL MATTERS	43
Background of and Reasons for the Merger	12	EXPERTS	43
The Merger Consideration	14	OTHER MATTERS	44
Conversion and Exercise of Southern Options	15	WHERE YOU CAN FIND MORE INFORMATION	44
The Merger Agreement	15	INCORPORATION OF CERTAIN DOCUMENTS
Required Shareholder Approval	18	BY REFERENCE	44
Expenses	18	A WARNING ABOUT FORWARD-LOOKING
Conduct of Business of Southern		STATEMENTS	45
Pending Closing	18
Interest of Management in the Merger	19
Differences in Legal Rights Between Shareholders of Southern and United	20	Appendix A - Agreement and Plan of Reorganization
Dividends	21	Appendix B - Georgia Dissenters’ Rights Statute
Accounting Treatment	22	Appendix C - Fairness Opinion
Resales of United Common Stock by Directors, Executive Officers and Shareholders of Southern	22
Regulatory Approvals	22
Rights of Dissenting Shareholders	23

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What am I being asked to approve?

A:    You are being asked to approve the Agreement and Plan of Reorganization by and between Southern and United, pursuant to which Southern will be merged with and into United. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Southern common stock. The Southern board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q:    When is the merger expected to be completed?

A:    We plan to complete the merger during the fourth quarter of 2006.

Q:    What will I receive in the merger?

A:    Unless reduced pursuant to the terms of the merger agreement, each share of Southern common stock will be converted into 1.179 shares of United common stock (the “Conversion Ratio”) in connection with the merger. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on the Conversion Ratio.

For example:

Assuming the Conversion Ratio remains 1.179, if you own 100 shares of Southern common stock, you will be entitled to receive 117 shares of United (100 x 1.179, rounded down to the nearest whole share). In addition, you will be entitled to receive cash for your .9 fractional share of United. If closing sales price of United common stock on the closing date of the merger was the same as it was on the date the merger agreement was executed, $31.59, you will be entitled to receive $28.43 cash for your .9 fractional share (.9 x $31.59).

To review what you will receive in the merger in greater detail, see “Details of the Proposed Merger-The Merger Consideration” beginning on page 14.

Q:    What will happen to Southern options I hold?

A:    Each of the options to purchase shares of Southern common stock will, upon the effectiveness of the merger, become fully vested and immediately exercisable but will be converted into an option to purchase shares of United common stock calculated based on the Conversion Ratio, 1.179. The aggregate exercise price of each Southern option will remain the same, but the per share price for United shares will reflect the Conversion Ratio.

In the merger agreement, Southern agreed to seek and cause all Southern options that are being converted into options to purchase United common stock to be exercised immediately after the merger becomes effective. United and Southern will contact each Southern option holder before the closing date to facilitate that exercise. See “Details of the Proposed Merger-Conversion and Exercise of Southern Options”, beginning on page 15, and “Prospectus Delivery for Option Exercises”, beginning on page 42.

Q:    What should I do now?

A:    Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger. A special shareholders meeting will take place on November 21, 2006, at 5:00 p.m. on at the main office of Southern National Bank, 200 Cherokee Street, Marietta, Georgia 30060, to vote on the merger proposal.

You may attend the special meeting and elect to vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by notifying Southern prior to the meeting, in writing, or by submitting an executed, later-dated proxy to: Priscilla D. Gamwell, Secretary, Southern Bancorp, Inc., 200 Cherokee Street, Marietta, Georgia 30060.

Q:    What information should I consider?

A: We encourage you to read this entire document carefully. You should also review the factors considered by each company’s board of directors discussed in “Details of the Proposed Merger-Background of and Reasons for the Merger” beginning on page 12.

Q:    What are the tax consequences of the merger to me?

A:    We expect that the exchange of shares of Southern common stock for United common stock by Southern shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received in lieu of fractional shares and on gain realized upon the exercise of Southern options. To review the tax consequences to Southern shareholders in greater detail, see “Details of the Proposed Merger-Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 25.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:    Should I send in my stock certificates now?

A:    No. After the merger is completed, you will receive written instructions from United for exchanging your Southern common stock certificates for United common stock certificates and cash.

Q:    Who should I call with questions?

A:    You should call Steven Holcomb, President of Southern at (770) 424-2000.

SUMMARY

This summary highlights selected information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document, and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is included as Appendix A. In addition, the sections entitled “Where You Can Find More Information”, on page 44, and “Incorporation of Certain Documents By Reference”, on page 44, contain references to additional sources of information about United and Southern.

•	The Companies (see pages 34 and 39)

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151

United is the third largest bank holding company based in Georgia with assets of approximately $6.3 billion, loans of approximately $4.8 billion, deposits of approximately $5.0 billion, and stockholders’ equity of approximately $496.3 million as of June 30, 2006. United conducts substantially all of its operations through 25 separate “community banks” with 96 locations in north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee through two wholly-owned state chartered bank subsidiaries: United Community Bank, Blairsville, Georgia, and United Community Bank, Murphy, North Carolina. United’s community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services.

United also operates United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, as a division of its Georgia bank subsidiary, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry. Additionally, United provides retail brokerage services through a third party broker/dealer.

Southern Bancorp, Inc.
200 Cherokee Street
Marietta, Georgia 30060
(770) 424-2000

Southern is a bank holding company based in Marietta, Georgia with assets of approximately $328.8 million, loans of approximately $245.4 million, deposits of approximately $293.4 million, and shareholders’ equity of approximately $18.7 million as of June 30, 2006. Southern is the parent company of Southern National Bank, a full service bank with its main office in Marietta, Georgia. Southern National Bank operates a branch location in Canton, Cherokee County, Georgia. The bank offers a full range of lending products and traditional banking products and services, including commercial, real estate, and consumer loans, cash management services, and savings and time deposit accounts.

•	The Terms of the Merger (see page 15)

If Southern shareholders approve the merger, Southern will be merged with and into United. Unless reduced pursuant to the terms of the merger agreement, in connection with the merger each share of Southern common stock will be converted into 1.179 of United common stock, which is referred to herein as the Conversion Ratio.

You will also receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on the Conversion Ratio.

Following the merger, Southern’s subsidiary, Southern National Bank, will be merged with and into United Community Bank, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.

•	The Reasons Management of Both Companies Support the Merger (see page 12)

The boards of directors of Southern and United support the merger and believe that it is in the best interests of both companies and their respective shareholders. The board of directors of Southern believes that the merger presents Southern with the chance to better service its market and that the merger will permit Southern shareholders to have an equity interest in a resulting financial institution that has greater financial resources with significant economies of scale and a larger shareholder base, which will increase liquidity and marketability of the equity investment of Southern shareholders. The board of directors of United believes that Southern provides United with an expansion opportunity in an attractive market area. Both boards of directors believe that the terms of the merger are fair and equitable and that following the merger the combined bank will maintain the competitive advantage of a community banking business model.

•	Shareholders’ Meeting

The special meeting of shareholders of Southern will be held on November 21, 2006 at 5:00 p.m., at the main office of Southern National Bank, 200 Cherokee Street, Marietta, Georgia 30060, for the purpose of voting on approval of the merger.

•	Record Date

You are entitled to vote at the shareholders’ meeting if you owned shares of Southern common stock on October 19, 2006.

•	Vote Required (see page 18)

Approval by holders of a majority of the Southern common stock outstanding on October 19, 2006, is required to approve the merger. As of such date, 1,639,137 shares of Southern common stock were issued and outstanding, each of which is entitled to one vote per share. All of the directors and executive officers of Southern have agreed to vote their shares in favor of the merger. There are 489,715 shares, or 35.6%, of Southern common stock beneficially owned (excluding warrants and options) by its directors and executive officers.

•	Conditions, Termination, and Effective Date (see page 15)

The merger will not occur unless certain conditions are met, and United or Southern can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by the Southern shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia. Following the merger, Southern’s subsidiary, Southern National Bank, will be merged into United’s Georgia bank subsidiary, United Community Bank. The bank merger must be approved by the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia, and notice of the bank merger must be provided to the U.S. Office of the Comptroller of the Currency.

The closing of the merger will occur after the merger is approved by Southern shareholders and the foregoing regulators and after the certificate of merger is filed as required under Georgia law.

•	Rights of Dissenting Shareholders (see page 23)

You are entitled to dissent from the merger and to receive a cash payment for your Southern common stock if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code.

•	Federal Income Tax Consequences (see page 25)

Southern has received an opinion from Kilpatrick Stockton LLP stating that, assuming the merger is completed as currently anticipated, Southern will not recognize any gain or loss for federal income tax purposes, and shareholders of Southern to the extent they receive United stock will not recognize any gain or loss for federal income tax purposes. All cash you receive in lieu of fractional shares or as payment for exercising your right to dissent, will be treated as amounts distributed in redemption of your Southern common stock and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances. Neither United nor Southern has requested a ruling to this effect from the Internal Revenue Service.

Southern is a corporation that is taxed on a modified pass-through basis under Subchapter S of the Internal Revenue Code of 1986, as amended. In contrast, United is a corporation that is taxed at the corporate level under Subchapter C of the Internal Revenue Code of 1986, as amended. As a result, United is subject to taxation on income realized from its operations. There is no “pass-through” of any items of income or loss to the shareholders of United.

•	Accounting Treatment (see page 22)

The merger will be accounted for as a purchase for financial reporting and accounting purposes.

•	Opinion of Southern’s Financial Advisor (see page 26)

The Carson Medlin Company has rendered an opinion to Southern that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of Southern. A summary of Carson Medlin’s opinion begins on page 26 and the full opinion is attached as Appendix C to these materials.

•	Markets for Common Stock

United’s common stock trades on the Nasdaq Global Select Market under the symbol “UCBI”. The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of United’s common stock as quoted on Nasdaq. Amounts have been restated to reflect the pro forma effect of United’s three-for-two split effective April 28, 2004:

	High	Low	Close
2006
Fourth Quarter (through October 19)	$ 32.00	$ 29.03	$ 30.84
Third Quarter	33.10	27.51	30.05
Second Quarter	31.26	27.02	30.44
First Quarter	29.64	26.02	28.15

2005
Fourth Quarter	30.50	25.32	26.66
Third Quarter	29.36	25.75	28.50
Second Quarter	26.44	21.70	26.02
First Quarter	27.92	23.02	23.73

2004
Fourth Quarter	29.60	23.17	26.93
Third Quarter	25.45	21.75	24.27
Second Quarter	25.36	21.89	25.18
First Quarter	24.62	21.37	23.73

The closing sales price of United common stock as of September 5, 2006, the date the merger agreement was executed, was $31.59. The closing sales price of United common stock as of October 19, 2006, the most recent date feasible for including in these materials, was $30.84.

There has been no public trading market for Southern common stock. Since 2004, there are two transactions involving a total of 15,000 shares in which Southern common stock was transferred between third parties, and management of Southern has no knowledge of the price at which such transactions took place. The following table sets forth certain information regarding sales of Southern common stock by Southern in private offerings:

	Number of	Aggregate	Size of Trades (Shares)		Price of Trades
Year	Trades	Shares	Smallest	Largest	Lowest	Highest
2006	3	28,777	216	16,413	$20.25	$21.54
2005	50	148,550	86	22,144	$14.25	$21.54
2004	22	187,207	257	31,464	$10.50	$15.72

We believe the last sale of Southern common stock between shareholders in a private transaction occurred in May 2004 and involved the sale of 10,000 shares.

Assuming the Conversion Ratio remains 1.179, if the merger had been completed on September 5, 2006, the implied value of one share of Southern common stock would have been $37.24 based on United’s closing sales price on that date, and, on October 19, 2006, the implied value of one share of Southern common stock would have been $36.36.

There were 62 shareholders of record of Southern common stock as of October 19, 2006.
•	Dividends (see page 21)

United has declared aggregate cash dividends of $.24 per share in 2006 and declared aggregate cash dividends of $.28 per share in 2005 and $.24 per share in 2004. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of United’s subsidiary banks to pay dividends to it is restricted by certain regulatory requirements.

Because of Southern’s status as an “S corporation” under federal tax laws, Southern has regularly distributed 35% of its estimated taxable earnings to its shareholders to satisfy the quarterly tax liabilities of its shareholders. As a result, Southern has declared aggregate cash dividends of $.99 per share in 2006 and declared aggregate cash dividends of $1.02 per share in 2005 and $.28 per share in 2004. Southern has agreed pursuant to the merger agreement that it will not pay any cash dividends other than its regular distribution of 35% of estimated taxable earnings without the written consent of United.

•	Differences in Legal Rights Between Shareholders of Southern and United (see page 20)

Following the merger you will no longer be a Southern shareholder and, if you receive shares of United common stock following the merger, your rights as a shareholder will no longer be governed by Southern’s articles of incorporation and bylaws. You will be a United shareholder, and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws. Your former rights as a Southern shareholder and your new rights as a United shareholder are different in certain ways, including the following:

•	Southern’s bylaws provide for a board of directors consisting of between five and 25 members, while United’s bylaws provide for a board of directors consisting of between eight and 14 members.

•	The bylaws of Southern set forth different requirements for removal of directors than do the articles of incorporation and bylaws of United.

•	Southern and United have different special procedures in their articles of incorporation requiring supermajority approval and disinterested shareholder approval of some business transactions.

•
The articles of incorporation of United require a supermajority vote to amend most provisions of its articles of incorporation and bylaws. In some cases, Southern’s articles of incorporation and bylaws do not.

•	United is subject to filing requirements provided for under the Securities and Exchange Act. Southern is not subject to such requirements.

•	Interests of Management in the Merger (see page 19)

Some of the directors and officers of Southern have interests in the merger in addition to their interests as shareholders generally, including the following:

•
As a condition to closing merger, Steven Holcomb, President and Chief Executive Officer of Southern, will terminate his change in control agreement with Southern for a payment of three times his annual salary and most recent bonus and twelve times his monthly automobile allowance as required by such agreement upon a change in control. Paul Kirtley, Chief Financial Officer of Southern, and Henley Vansant, Executive Vice President of Southern will each terminate their change in control agreements with Southern for a payment to each of one times their annual salary and most recent bonus and, in the case of Mr. Vansant, twelve times his monthly automobile allowance, as required by such agreements upon a change in control.

•
As a condition to closing the merger, Steven Holcomb will be provided a change in control agreement by United that will provide him a payment approximately two times his annual salary and bonus in certain circumstances after a change in control of United Community Bank. United will also grant Mr. Holcomb options to purchase 6,000 shares of common stock of United. The options vest in four equal installments over four years beginning on the first anniversary of the closing of the merger and will have an exercise price equal to the fair market value of United common stock on the day the options are granted.

•
As a condition to closing the merger, Henley Vansant will be provided a change in control agreement by United that will provide him a payment approximately equal to his annual salary and bonus in certain circumstances after a change in control of United Community Bank. United will also grant Mr. Vansant options to purchase 4,000 shares of common stock of United. The options vest in four equal installments over four years beginning on the first anniversary of the closing of the merger and will have an exercise price equal to the fair market value of United common Stock on the day the options are granted.

•
United has agreed to provide J. Edward Mulkey, Jr., Chairman of the Board of Southern, with $100,000 per year for two years in exchange for Mr. Mulkey’s consulting services. In addition, Mr. Mulkey will be provided with an automobile.

•	United will generally indemnify and provide liability insurance to the present directors and officers of Southern for actions taken by such directors and officers in such capacities.

•
In connection with the merger, United has agreed to provide to officers and employees of Southern who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED

We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of United at and for the periods indicated. You should read this data in conjunction with United’s Consolidated Financial Statements and notes thereto incorporated herein by reference into from United’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the six months ended June 30, 2006, both of which are incorporate herein by reference. United’s “net operating income” is determined by methods other than in accordance with generally accepted accounting principles, or GAAP. Please see “GAAP Reconciliation and Explanation” below for a reconciliation of the difference between United’s non-GAAP net operating income and its GAAP net income. Per share amounts and weighted average shares outstanding have been restated to reflect the three-for-two stock split effective April 28, 2004 and the two-for-one stock split effective May 29, 2002.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands, except per share data; taxable equivalent)

INCOME SUMMARY
Interest revenue	$214,525	$154,350	$338,818	$239,386	$209,338	$195,932	$210,036
Interest expense	92,472	54,817	127,426	74,794	70,600	76,357	100,874
Net interest revenue	122,053	99,533	211,392	164,592	138,738	119,575	109,162
Provision for loan losses	7,200	5,200	12,100	7,600	6,300	6,900	6,000
Fee revenue	23,734	22,379	46,148	39,539	38,184	30,734	25,267
Total revenue	138,587	116,712	245,440	196,531	170,622	143,409	128,429
Operating expenses	85,705	73,587	155,401	122,568	107,900	91,124	83,906
Income before taxes	52,882	43,125	90,039	73,963	62,722	52,285	44,523
Income taxes	19,914	15,911	33,297	26,807	23,247	19,505	16,208
Net operating income	32,968	27,214	56,742	47,156	39,475	32,780	28,315
Merger-related charges, net of tax	—	—	—	565	1,357	—	1,084
Net income	$32,968	$27,214	$56,742	$46,591	$38,118	$32,780	$27,231

OPERATING PERFORMANCE
Earnings per common share:
Basic	$.82	$.71	$1.47	$1.31	$1.15	$1.02	$.89
Diluted	.80	.69	1.43	1.27	1.12	.99	.87
Return on tangible equity(1)(2)(3)	17.67%	19.52%	18.99%	19.74%	19.24%	17.88%	18.19%
Return on assets(3)	1.10	1.04	1.04	1.07	1.06	1.11	1.10
Efficiency ratio	58.79	60.36	60.15	60.05	60.89	60.66	62.52
Dividend payout ratio	19.51	19.72	19.05	18.32	17.39	16.34	14.98

GAAP PERFORMANCE
Per common share:
Basic earnings	$.82	$.71	$1.47	$1.29	$1.11	$1.02	$.86
Diluted earnings	.80	.69	1.43	1.25	1.08	.99	.84
Cash dividends declared (rounded)	.16	.14	.28	.24	.20	.17	.13
Book value	12.34	10.86	11.80	10.39	8.47	6.89	5.98
Tangible book value(2)	9.50	7.85	8.94	7.34	6.52	6.49	5.40

Key performance ratios:
Return on equity (1)(3)	13.33%	13.57%	13.46%	14.39%	14.79%	16.54%	16.08%
Return on assets(3)	1.10	1.04	1.04	1.05	1.02	1.11	1.05
Net interest margin(3)	4.34	4.09	4.14	4.00	3.99	4.33	4.51
Dividend payout ratio	19.51	19.72	19.05	18.60	18.02	16.34	15.50
Equity to assets	7.99	7.68	7.63	7.45	7.21	7.01	6.81
Tangible equity to assets(2)(4)	6.23	5.60	5.64	5.78	6.02	6.60	6.18

For the Six Months Ended June 30,		For the Years Ended December 31,
2006	2005	2005	2004	2003	2002	2001
(in thousands, except per share data; taxable equivalent)

ASSET QUALITY
Allowance for loan losses	$58,508	$49,873	$53,595	$47,196	$38,655	$30,914	$27,124
Non-performing assets	8,805	13,495	12,995	8,725	7,589	8,019	9,670
Net charge-offs	2,287	2,523	5,701	3,617	4,097	3,111	4,578
Allowance for loan losses to loans	1.22%	1.22%	1.22%	1.26%	1.28%	1.30%	1.35%
Non-performing assets to total assets(3)	.14	.24	.22	.17	.19	.25	.35
Net charge-offs to average loans	.10	.13	.14	.11	.15	.14	.25

AVERAGE BALANCES
Loans	$4,598,355	$3,870,177	$4,061,091	$3,322,916	$2,753,451	$2,239,875	$1,854,968
Investment securities	1,039,198	971,283	989,201	734,577	667,211	464,468	489,332
Earning Assets	5,667,213	4,903,610	5,109,053	4,119,327	3,476,030	2,761,265	2,419,080
Total Assets	6,060,526	5,251,913	5,472,200	4,416,835	3,721,284	2,959,295	2,585,290
Deposits	4,728,731	3,786,276	4,003,084	3,247,612	2,743,087	2,311,717	2,010,105
Stockholders’ equity	484,420	403,286	417,309	329,225	268,446	207,312	176,144
Common shares outstanding
Basic:	40,122	38,234	38,477	36,071	34,132	32,062	31,691
Diluted	41,259	39,412	39,721	37,273	35,252	33,241	32,624

AT PERIOD END
Loans	$4,810,277	$4,072,811	$4,398,286	$3,734,905	$3,015,997	$2,381,798	$2,007,990
Investment securities	974,524	990,500	990,687	879,978	659,891	559,390	470,176
Earning assets	5,862,614	5,161,067	5,470,718	4,738,389	3,796,332	3,029,409	2,554,530
Total assets	6,331,136	5,540,242	5,865,756	5,087,702	4,068,834	3,211,344	2,749,257
Deposits	4,976,650	3,959,226	4,477,600	3,680,516	2,857,449	2,385,239	2,116,499
Stockholders’ equity	496,297	415,994	472,686	397,088	299,373	221,579	194,665
Common shares outstanding	40,179	38,283	40,020	38,168	35,289	31,895	32,266

(1)	Net income available to common stockholders, which excludes preferred stock dividends, divided by average realized common equity which excludes accumulated other comprehensive income (loss).

(2)	Excludes effect of acquisition related intangibles and associated amortization.

(3)	Annualized.

(4)	Based on average balances of tangible equity and tangible assets.

GAAP Reconciliation and Explanation

United’s net operating income is determined by methods other than in accordance with GAAP and excludes merger-related and restructuring charges. For analysis purposes, United excludes these charges because its management believes that non-GAAP operating results provide a helpful measure for assessing United’s financial performance because the excluded charges are non-recurring and operating income more closely reflects what United could expect to earn during periods of no acquisitions. United’s net operating income should not be viewed as a substitute for net income determined in accordance with GAAP and is not necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following is a reconciliation of United’s net operating income to GAAP net income:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands)

Total merger-related charges	$—	$—	$—	$870	$2,088	$—	$1,617
Income tax effect of above charges	—	—	—	305	731	—	533
After-tax effect of merger-related charges	$—	$—	$—	$565	$1,357	$—	$1,084

Net Income Reconciliation
Net operating income	$32,968	$27,214	$56,742	$47,156	$39,475	$32,780	$28,315
After-tax effect of merger-related charges	—	—	—	(565)	(1,357)	—	(1,084)
Net income (GAAP)	$32,968	$27,214	$56,742	$46,591	$38,118	$32,780	$27,231

Basic Earnings Per Share Reconciliation
Basic operating earnings per share	$.82	$.71	$1.47	$1.31	$1.15	$1.02	$.89
Per share effect of merger-related charges	—	—	—	( .02)	(.04)	—	(.03)
Basic earnings per share (GAAP)	$.82	$.71	$1.47	$1.29	$1.11	$1.02	$.86

Diluted Earnings Per Share Reconciliation
Diluted operating earnings per share	$.80	$.69	$1.43	$1.27	$1.12	$.99	$.87
Per share effect of merger-related charges	—	—	—	(.02)	(.04)	—	(.03)
Diluted earnings per share (GAAP)	$.80	$.69	$1.43	$1.25	$1.08	$.99	$.84

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

In exercising their fiduciary responsibilities to shareholders, Southern’s management and board of directors regularly assess the local banking industry, including the regulatory and competitive environment for banking services. The board of directors has, over time, considered the possibility of a number of strategic options in evaluating ways to maximize the value of Southern common stock, to provide liquidity for the shareholders of Southern, and to diversify the Southern shareholders’ exposure to a single market concentration. As a result of Southern’s growth, during 2005 management and the board of directors began to consider the company’s future strategic alternatives, including raising capital to adequately fund continuing growth, slowing the company’s growth rather than raising capital, and pursuing a merger with a partner having adequate capital to fund Southern’s expected growth.

In March 2006, Southern elected to engage an investment banking firm to advise it on general strategic financial matters including the potential sale of the company. After interviewing five different investment banking firms Southern decided to engage The Carson Medlin Company as its financial advisor based on its extensive merger advisory experience and other significant qualifications. Carson Medlin has detailed knowledge of Southern, is extremely familiar with the Southeastern U.S. banking market, and has significant knowledge of potential partners for a merger or sale of Southern.

In the following weeks, Carson Medlin obtained detailed reports regarding Southern including: company history, markets, management, past and current financial performance, projected financial performance, business plan, asset quality, and branch locations. Southern’s executive officers regularly met with Carson Medlin and helped compile a confidential information memorandum on Southern to be used by Carson Medlin to provide to potential strategic partners. Carson Medlin also worked with the Southern’s board to develop a list of potential strategic partners that Carson Medlin believed could have an interest in acquiring Southern.

In May and June 2006, Carson Medlin contacted five bank holding companies about potential interest in acquiring Southern. Four of these companies, including United, indicated an interest in learning more about Southern. Carson Medlin entered into confidentiality agreements on behalf of Southern with each of these companies and provided each with a confidential information memorandum.

Southern’s executives met with the management teams of several of these interested parties, including United, in the second quarter of 2006 for the purpose of allowing Southern and the interested parties the opportunity to assess the merits of combining the respective organizations. During June and July 2006, Southern held multiple meetings with the management of United. Several members of Southern’s management team have been acquainted with certain United executives for many years.

In late July 2006, Southern, United and Carson Medlin held a conference call in which the preliminary terms of an acquisition by United were discussed. United expressed its preliminary indication of interest as a range of values utilizing 100% stock. Carson Medlin and Southern considered the United offer as well as the timing and expectation of offers from the other interested parties. Southern discussed its obligations to give due consideration to all relevant factors, including the short-term and long-term interests of Southern’s employees, customers, shareholders and other constituents. After extensive discussion, the parties agreed on a purchase price of $66.5 million, which equated to approximately 2.18 million shares of United common stock. The parties then scheduled their respective due diligence investigations of the other party, and counsel for each party began the preparation of a definitive merger agreement.

On September 5, 2006, the Southern board of directors met to evaluate and discuss the proposed Agreement and Plan of Reorganization between Southern and United. Carson Medlin rendered to the Southern board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters that Carson Medlin considered relevant, the proposed merger consideration was fair, from a financial point of view, to holders of Southern common stock. Powell Goldstein LLP, legal counsel to Southern, discussed with the Southern board of directors the legal standards applicable to its decisions and actions with respect to the proposed transactions and reviewed the legal terms of the proposed merger and the related agreements.

Following review and discussion among the members of the Southern board of directors, the Southern board of directors voted to approve the Agreement and Plan of Reorganization with United at the meeting held on September 5, 2006. Southern and United and their counsel finalized, executed, and delivered the definitive agreements for the transaction on that date.

Without assigning any relative or specific weights, the board of directors of Southern considered the following material factors in approving the merger:

•	The value and form of the consideration to be received by Southern shareholders relative to the book value and earnings per share of the Southern common stock;

•	Information concerning the financial condition, results of operations and business prospects of Southern and of United;

•
The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;

•	A report and opinion presented by Carson Medlin as to the fairness, from a financial point of view, of the consideration to be paid thereunder to the company’s shareholders;

•	The liquidity of the consideration to be received by the Southern’s shareholders in the merger, particularly in view of United’s status as a Nasdaq-listed company;

•	The alternatives to the merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally; and

•	The fact that the merger is structured as a tax-free reorganization.

The board of directors of Southern believes the merger is in the best interests of its shareholders because the merger will permit them to exchange their ownership in Southern for an equity interest in United, which has greater financial resources and a larger shareholder base than Southern. The board of directors of Southern also believes that the terms of the merger, including the basis of exchange of United common stock for Southern common stock, which was determined through arms-length negotiations between United and Southern, are fair and equitable and take into account the relative earning power of United and Southern, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the shares of the respective companies, and other pertinent factors.

The board of directors of Southern believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger revenue base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations. Management of United and Southern believe that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.

The Merger Consideration

In connection with the merger, each share of Southern common stock will be converted into the number of shares of United common stock determined by dividing the final “purchase price”, as defined by the merger agreement, by $30.50 and then dividing that quotient by 1,849,137, the number of shares of Southern common stock that would be outstanding if all outstanding warrants and options to purchase Southern common stock were exercised. The resulting number is referred to in these materials as the “Conversion Ratio”.

The initial “purchase price” used to determine the Conversion Ratio under the merger agreement is $66.5 million. In connection with its due diligence when evaluating the transaction, United determined that there was $4,771,806 in other real estate owned by Southern that United would require that Southern sell as a condition to the closing of the merger. As a result, the merger agreement provides that if Southern is unable to sell all of such other real estate for at least $4,771,806, the $66.5 million purchase price used to determine the Conversion Ratio will be adjusted by an amount equal to (1) 1 times any loss up to $300,000, plus (2) 3.5 times the amount of the loss, if any, that exceeds $300,000. The loss is the dollar amount of any of such other real estate that is owned by Southern as of the closing date of the merger, plus the dollar amount of any difference between the value of the consideration received by Southern upon the sale of the other real estate and $4,771,806, the value assigned to such other real estate in the disclosure memorandum to the merger agreement.

United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on the Conversion Ratio.

Example 1: Assuming the Conversion Ratio remains 1.179, if you own 100 shares of Southern common stock, you will be entitled to receive 117 shares of United (100 x 1.179, rounded down to the nearest whole share). In addition, you will be entitled to receive cash for your .9 fractional share of United. If the closing sales price of United common stock on the closing date of the merger was the same as it was on the date the merger agreement was executed, $31.59, you will be entitled to receive $28.43 cash for your .9 fractional share (.9 x $31.59).

Example 2: Assume that all of Southern’s other real estate was sold for $3,771,806. In such case, the total loss for purposes of evaluating a Conversion Ratio adjustment would be $1,000,000 as a result of the $1,000,000 difference between the value attributed to the other real estate and the $3,771,806 sale price for the other real estate.

In the event of such a $1,000,000 loss, the $66.5 million purchase price used to determine the Conversion Ratio would be adjusted by $2,750,000 (1 times the first $300,000 of the loss plus 3.5 times the remaining $700,000 of the loss). The resulting purchase price would equal $63,750,000 ($66,500,000 minus $2,750,000).

In such case, the Conversion Ratio would be 1.130 (($63,750,000/$30.50)/1,849,137). If you owned 100 shares of Southern common stock, you would be entitled to receive 113 shares of United (100 x 1.130, rounded down to the nearest whole share). Although you would be entitled to receive cash for your any resulting fractional share of United, in this case, there would not be a resulting fraction.

Conversion and Exercise of Southern Options

Each of the options to purchase shares of Southern common stock will, upon the effectiveness of the merger, become fully vested and immediately exercisable but will be converted into an option to purchase shares of United common stock calculated based on the Conversion Ratio, 1.179. As a result, those converted options, which presently provide for the purchase of an aggregate of 45,000 shares of Southern common stock, will be converted into options to purchase of an aggregate of 53,055 shares of United common stock. The aggregate exercise price of each Southern option will remain the same, but the per share price for United shares will reflect the Conversion Ratio.

In the merger agreement, Southern agreed to seek and cause all converted Southern options to be exercised immediately after the merger becomes effective. United and Southern will contact each Southern option holder before the closing date to facilitate that exercise. This document is also a prospectus of United with respect to the issuance of United common stock upon the exercise of such converted Southern options. See “Prospectus Delivery for Option Exercises” beginning on page 42.

The Merger Agreement

The material features of the merger agreement are summarized below:

Effective Date

The merger agreement provides that the merger will be effective upon the approval of the merger agreement by shareholders and the filing of the Certificate of Merger reflecting the merger with the Secretary of State of the State of Georgia. The merger is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia and the approval of the subsidiary bank merger by the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia. Notice of the bank merger must also be provided to the Office of the Comptroller of the Currency. Management of United and Southern anticipate that the merger will become effective during the fourth quarter of 2006.

Terms of the Merger

If Southern shareholders approve the merger, Southern will be merged with and into United. In connection with the merger, each share of Southern common stock will be converted into the number of whole shares of United common stock represented by the Conversion Ratio and the right to receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on the Conversion Ratio.

United shareholders will continue to hold their existing shares of United common stock. If, prior to the merger closing, the outstanding shares of United common stock or Southern common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, reverse stock split, recapitalization, reduction of capital or other transaction, the number of shares of United common stock and cash to be delivered pursuant to the merger in exchange for a share of Southern common stock will be proportionately adjusted.

If the merger is completed, Southern will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and Southern will cease to exist as a separate entity. Following the merger, Southern’s subsidiary, Southern National Bank, will be merged with and into United Community Bank, Blairsville, Georgia, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.

Registration of United Common Stock

As a condition to the merger, United agreed to register with the Securities and Exchange Commission the shares of United common stock to be exchanged for shares of Southern common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of Southern common stock and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.

Termination and Conditions of Closing

The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of Southern, but not later than the effective date of the merger:

•
by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse effect on the market price of such party’s common stock; or if material loss or damage to the other party’s properties or assets has occurred, which change, loss or damage materially affects or impairs such party’s ability to conduct its business;

•
by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

•
by either party, in the event of a material breach by the other party of any covenant, agreement or obligation contained in the merger agreement which breach cannot be cured or which has not been cured within 20 days after the giving of written notice of the breach;

•
by either party, if the terminating party learns of any facts or conditions not disclosed by the other party in the merger agreement or financial statements, or by United if it learns of any facts or conditions not disclosed by Southern in its disclosure memorandum, which facts or conditions were required to be disclosed, and which materially and adversely affects the terminating party;

•
by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;

•	by either party, if the merger has not occurred on or before February 28, 2007;

•	by United, if the holders of more than 5% of the outstanding shares of Southern common stock elect to exercise statutory dissenters’ rights; or

•	by either party, if the Southern shareholders do not approve the merger agreement.

Southern must pay to United a termination fee of $3.3 million, if, while a competing offer for Southern by a party other than United is outstanding or has been accepted by Southern:

•	either party terminates the agreement because the Southern shareholders did not approve the merger,

•	Southern terminates the agreement other than pursuant to one of the first five grounds for termination listed above; or

•	United terminates the agreement pursuant to either the second, third or fourth grounds for termination listed above.

The following are some of the required conditions of closing:

•	the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

•	the performance of all agreements and the satisfaction of all conditions required by the merger agreement;

•	the delivery of officers’ certificates, secretary’s certificates, and legal opinions to Southern and United by the other;

•	approval of the merger by at least a majority of the shares held by Southern shareholders;

•	approvals of governmental authorities, and the expiration of any regulatory waiting periods;

•	effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Southern shareholders in the merger, of which this document forms a part;

•	the receipt by United of a letter from Mauldin & Jenkins Certified Public Accounts, LLC with respect to Southern’s unaudited financial statements for 2006;

•	all of the other real estate owned by Southern and listed on the disclosure memorandum to the merger agreement shall have been sold;

•	all of the 165,000 outstanding warrants to purchase Southern common stock shall have been exercised at least 15 days prior to the closing date;

•	all of the 45,000 outstanding options to purchase Southern common stock shall be exercised effective as of the closing date;

•	the execution of a termination of the change in control agreements by and between Southern, Southern National Bank and Steven Holcomb, Henley Vansant and Paul Kirtley;

•	and execution of a change in control agreement and stock option award agreement by and between United and Steven Holcomb and Henley Vansant; and

•	the issuance of certificate of merger by the Secretary of State of the State of Georgia.

Surrender of Certificates

After the effective date of the merger, each shareholder of Southern common stock (as of that date) will be required to deliver the certificates representing such holder’s shares of Southern common stock to United’s exchange agent, Computershare Ltd., in order to receive payment of the consideration from United in connection with the merger. After such shares of Southern common stock, the shareholder will receive a stock certificate for the number of United common stock for each share of Southern common stock that such shareholder owned on the effective date of the merger. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in United common stock.

Until a shareholder delivers shares of Southern common stock to United, such shareholder will not receive payment of any dividends or other distributions on shares of United common stock into which the shares of Southern common stock have been converted, if any, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares. After delivering the shares to United, the shareholder will then be entitled to receive any dividends or other distributions, without interest, which become payable after the merger and prior to the holder’s delivery of the certificates to United.

Required Shareholder Approval

The holders of a majority of the outstanding shares of Southern common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

As of October 19, 2006, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of Southern consisted of 1,639,137 shares of Southern common stock, with each registered holder of Southern common stock being entitled to one vote per share. All of the directors and executive officers of Southern have agreed to vote their shares in favor of the merger. There are 489,715 shares, or 35.6%, of Southern common stock beneficially owned (excluding warrants and options) by its directors and executive officers.

Expenses

All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by United. All expenses incurred by Southern in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for Southern will be paid by Southern. The cost of reproducing and mailing these materials will be shared by the parties, with each party paying 50%.

Conduct of Business of Southern Pending Closing

The merger agreement provides that, pending consummation of the merger, Southern will, except with the written consent of United:

•	conduct its business in the ordinary course, without the creation of any indebtedness for borrowed money other than deposits and ordinary and customary accounts and credit arrangements;

•	maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•	maintain and keep in full force and effect all required insurance;

•
preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

•	not pay cash dividends other than its regular distribution of 35% of estimated taxable earnings to satisfy the quarterly tax liabilities of its shareholders;

•	make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;

•	acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

•	not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

•	make no change in its banking and safe deposit arrangements;

•	not enter into, renew or cancel any material contracts;

•	maintain all books and records in the usual, regular and ordinary course;

•	file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed;

•
adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements or the agreements that are conditions to the closing of the merger; and

•	not enter into any loan participations or syndications.

In addition, the merger agreement provides that Southern will promptly advise United, orally and in writing, of any change or event having, or which the Southern management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Southern.

Interest of Management in the Merger

Except as set forth below, no director or officer of Southern, or any of their associates, has any direct or indirect material interest in the merger other than owning shares of Southern common stock which will be converted in the merger into United common stock and cash. United and Southern do not anticipate that the merger will result in any material change in compensation to employees of Southern other than as set forth below.

As a condition to closing merger, Steven Holcomb, President and Chief Executive Officer of Southern, will terminate his change in control agreement with Southern for a payment of three times his annual salary and most recent bonus and twelve times his monthly automobile allowance as required by such agreement upon a change in control. Paul Kirtley, Chief Financial Officer of Southern, and Henley Vansant, Executive Vice President of Southern will each terminate their change in control agreements with Southern for a payment to each of one times their annual salary and most recent bonus and, in the case of Mr. Vansant, twelve times his monthly automobile allowance, as required by such agreements upon a change in control.

As a condition to closing the merger, Steven Holcomb will be provided a change in control agreement by United that will provide him a payment approximately two times his annual salary and bonus in certain circumstances after a change in control of United Community Bank. United will also grant Mr. Holcomb options to purchase 6,000 shares of common stock of United. The options vest in four equal installments over four years beginning on the first anniversary of the closing of the merger and will have an exercise price equal to the fair market value of United common stock on the day the options are granted.

As a condition to closing the merger, Henley Vansant will be provided a change in control agreement by United that will provide him a payment approximately equal to his annual salary and bonus in certain circumstances after a change in control of United Community Bank. United will also grant Mr. Vansant options to purchase 4,000 shares of common stock of United. The options vest in four equal installments over four years beginning on the first anniversary of the closing of the merger and will have an exercise price equal to the fair market value of United common Stock on the day the options are granted.

United has agreed to provide J. Edward Mulkey, Jr., Chairman of the Board of Southern, with $100,000 per year for two years in exchange for Mr. Mulkey’s consulting services. In addition, Mr. Mulkey will be provided with an automobile.

United will generally indemnify and provide liability insurance to the present directors and officers of Southern for actions taken by such directors and officers in such capacities.

In connection with the merger, United has agreed to provide to officers and employees of Southern who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

Differences in Legal Rights Between Shareholders of Southern and United

Following the merger you will no longer be a Southern shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Southern’s articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws. Your former rights as a Southern shareholder and your new rights as a United shareholder are different in certain ways, including the following:

Composition of Board of Directors

The bylaws of Southern provide that its board of directors will consist of no fewer than five and no more than 25 members. The bylaws of United provide that its board of directors will consist of no fewer than eight and no more than 14 members.

Removal of Directors

The bylaws of Southern provide that directors may be removed with or without cause. If the director is removed for cause, the affirmative vote of the holders of a majority of the issued and outstanding shares is required for removal. If the director is removed without cause, the affirmative vote of the holders of 80% of the issued and outstanding shares is required for removal.

The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

Approval of Business Transactions

The articles of incorporation of Southern provide that a merger; share exchange; or sale, lease, exchange or other disposition of all or substantially all of the assets of Southern must be approved by either (1) the affirmative vote of 80% of the directors and the holders of a majority of the outstanding shares of common stock of Southern, or (2) a majority of the directors and the holders of at least 70% of the outstanding shares of common stock.

Neither the articles of incorporation nor bylaws of United require any supermajority approval of business transaction generally. The articles of incorporation of United provide that in order to engage in a merger, consolidation, sale or transfer or disposition of all or substantially all of the assets of United, sale of $1 million or more in securities, a plan of liquidation, or any other transaction with any holder of 10% or more of the issued and outstanding shares of United that would increase the percentage ownership of such shareholder, such transaction must be approved by either a resolution adopted by at least three-fourths of the directors then in office, or the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of United and the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by such shareholder.

Amendments to Articles of Incorporation and Bylaws

Southern’s articles of incorporation provide that certain substantive provisions of the articles of incorporation may only be amended by the affirmative vote of the holders of 70% of the issued and outstanding common stock of Southern unless the proposed amendment is approved by the affirmative vote of 80% of the directors then in office. If 80% of the directors then in office approve the proposed amendment, the Georgia Business Corporation Code provides that the amendment must be approved by the affirmative vote of a majority of the issued and outstanding shares of Southern. The bylaws of Southern may be amended by its shareholders by an affirmative vote of the majority of Southern’s issued and outstanding shares or by its Board of Directors by the affirmative vote of a majority of the directors then in office.

The articles of incorporation of United provide that its articles of incorporation may be amended by a majority vote to increase its authorized shares. Otherwise, its articles of incorporation and bylaws may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote.

Dividends

United has declared aggregate cash dividends of $.24 per share in 2006 and declared aggregate cash dividends of $.28 per share in 2005 and $.24 per share in 2004. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of United’s subsidiary banks to pay dividends to it is restricted by certain regulatory requirements.

Because of Southern’s status as an “S corporation” under federal tax laws, Southern has regularly distributed 35% of its estimated taxable earnings to its shareholders to satisfy the quarterly tax liabilities of its shareholders. As a result, Southern has declared aggregate cash dividends of $.99 per share in 2006 and declared aggregate cash dividends of $1.02 per share in 2005 and $.28 per share in 2004. Southern has agreed pursuant to the merger agreement that it will not pay any cash dividends other than its regular distribution of 35% of estimated taxable earnings without the written consent of United.

Southern’s dividends have been larger than United’s dividends largely due to the“S corporation” status of Southern and the need to make distributions to shareholders to pay taxes on earnings. Dividends would not have been as high if Southern had been required to pay income taxes directly.

Accounting Treatment

The merger will be accounted for as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of Southern will be included in the consolidated financial statements of United. The Merger Consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Southern acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles.

Resales of United Common Stock by Directors, Executive Officers and Shareholders of Southern

Although United, through these materials, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and 10% or greater shareholders of Southern and certain other affiliates of United (as defined in Rule 405 of the Securities Act) may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three-month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker’s transaction or directly to a market maker in United common stock.

Regulatory Approvals

The Board of Governors of the Federal Reserve System will be required to approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

The Georgia Department of Banking and Finance must also approve the merger. The Department of Banking and Finance’s review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Southern. Further, no shareholder should construe an approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

Georgia law confers rights upon shareholders of corporations organized under Georgia law, such as Southern, in certain circumstances, to demand payment for the fair value of all or a portion of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to within this document as “dissenters’ rights”.

In general, if the merger is completed, under Article 13 of the Georgia Business Corporation Code, a Southern shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such shareholder’s shares of Southern common stock.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting Southern shareholder’s common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

A dissenting shareholder of Southern must exercise dissenters’ rights with respect to all of the shares owned of record by such shareholder, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person. Shares registered in the name of a dissenting shareholder but beneficially owned by another person, may be excluded from a dissenting shareholder’s dissent only if the dissenting shareholder notifies Southern in writing of the name and address of each person on whose behalf dissenters’ rights are being asserted and the number of shares owned beneficially by such person.

A Southern shareholder who choosing to dissent from the merger and to receive payment in cash of the fair value of shares of Southern common stock owned by such shareholder in accordance with the requirements of the Georgia Business Corporation Code must:

•
deliver to Southern, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and

•	not vote those shares in favor of the merger agreement.

Any filing of a written notice of intent to dissent with respect to the merger should be sent to: Priscilla D. Gamwell, Secretary, Southern Bancorp, Inc., 200 Cherokee Street, Marietta, Georgia 30060. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of applicable conditions listed above.

Within ten days after the vote of Southern shareholders is taken at the special meeting, Southern will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters’ notice that:

•	states where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

•	informs holders of uncertificated shares of Southern common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

•	sets a date by which Southern must receive the dissenting shareholder’s payment demand; and

•	is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of the dissenters’ notice from Southern, each dissenting Southern shareholder must deposit Southern share certificates representing the shares subject to the dissent with Southern, or its successor and demand payment from Southern in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit those share certificate(s) and demand payment from Southern by the date set forth in the dissenters’ notice will forfeit any right to payment under Article 13 of the Georgia Business Corporation Code.

Within ten days after the later of the date that the vote of Southern shareholders is taken at the special meeting, or the date on which Southern receives a payment demand, Southern will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Southern estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by:

•
Southern’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how any interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Article 13 of the Georgia Business Corporation Code.

A dissenting shareholder choosing to accept Southern’s offer of payment must do so by written notice to Southern within 30 days after receipt of Southern’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. Southern must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in such shares of Southern common stock.

If a dissenting shareholder does not accept, within 30 days after Southern’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then Southern, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Cobb County, Georgia, requesting that the fair value of those shares be determined. Southern must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Southern does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

Southern urges its shareholders to read all of the dissenter’s rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to these materials and which are incorporated herein by reference.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

Receipt of Merger Consideration

Southern has received an opinion from Kilpatrick Stockton, LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

•
the merger and the issuance of shares of United common stock in connection with the merger, as described in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

•	no gain or loss will be recognized by Southern as a result of the merger;

•	no gain or loss will be recognized by holders of Southern common stock upon the exchange of Southern common stock for United common stock as a result of the merger;

•
the receipt of cash in lieu of fractional shares by any Southern shareholders will be treated as if the fractional share were distributed as part of the exchange and then redeemed by United. Capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of United common stock treated as surrendered;

•
the aggregate tax basis of United common stock received by shareholders of Southern pursuant to the merger will be the same as the tax basis of the shares of Southern common stock exchanged, decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United;

•
the holding period of the shares of United common stock received by the shareholders of Southern will include the holding period of the shares of Southern common stock exchanged, provided that the common stock of Southern is held as a capital asset on the date of the consummation of the merger; and

•
as a result of the subsidiary merger of Southern National Bank into United Community Bank, no gain or loss shall be recognized to any of Southern National Bank, United Community Bank, Southern, United or holders of Southern common stock.

No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

Southern is a corporation that is taxed on a modified pass-through basis under Subchapter S of the Internal Revenue Code of 1986, as amended. Upon the consummation of the merger, Southern will be required to file a final short-period S corporation corporate income tax return for the period ending on the closing date of the merger. The former holders of Southern common stock will include in their individual returns, as appropriate, the items of income, gain, loss, deduction or credit realized from Southern’s final short period.

In contrast, United is a corporation that is taxed at the corporate level under Subchapter C of the Internal Revenue Code of 1986, as amended. As a result, United is subject to taxation on income realized from its operations. There is no “pass-through” of any items of income or loss to the shareholders of United. Shareholders of United are generally taxed on distributions received by United as ordinary dividend income. Under current law, dividends received from United are subject to U.S. federal income tax at ordinary income tax at graduating rates up to 15% if such a distribution occurs before January 1, 2011 and 35% if such a distribution occurs after December 31, 2010 unless current applicable rates on dividend income are changed. Each shareholder receiving United stock as a result of the merger will be required to retain records and file with the shareholder’s federal income tax return a statement containing the facts relating to the merger.

Backup withholding at the rate of 28% may apply with respect to dividend or other payments from United to a shareholder unless the recipient (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide United with its correct taxpayer identification number may have to pay penalties to the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s federal income tax liability provided that any required information is furnished to the IRS. United will report to its shareholders and to the IRS the amount of any “reportable payments” and any amount withheld with respect to the United common stock during each calendar year.

Conversion and Exercise of Southern Options

There will be no federal tax consequences upon the conversion of a Southern option as part of the merger, either to an option holder or to Southern or United. Upon the exercise of the converted Southern options, each of which is a non-qualified stock option for federal tax law purposes, the amount by which the fair market value of the United common stock received on the date of exercise exceeds the option exercise price will generally be taxable to the option holder as ordinary income and will generally be deductible for tax purposes by United. The option holder’s tax basis in the United common stock received upon exercise of the non-qualified stock options will equal the fair market value of such stock on the exercise date.

The subsequent disposition of shares of United common stock acquired upon exercise of such options will generally result in a capital gain or loss (which may be long-term or short-term depending on the holding period) for the option holder calculated based on the difference between the disposition price and the tax basis of such shares.

The preceding discussion relates to the material federal income tax consequences of the merger to Southern shareholders generally. You are advised to consult your own tax advisors as to any state, local, or other tax consequences of the merger.

Opinion of Southern’s Financial Advisor

Southern retained The Carson Medlin Company to act as its financial advisor in connection with a possible business merger. Carson Medlin is a nationally recognized investment banking firm that provides specialized corporate finance services to community financial institutions. In the ordinary course of its investment banking business, Carson Medlin is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Southern selected Carson Medlin as its financial advisor based upon Carson Medlin’s qualifications, expertise and reputation in such capacity. Neither Carson Medlin nor any of its affiliates has a material relationship with Southern or United or any material financial interest in Southern or United.

Carson Medlin acted as financial advisor to Southern in connection with the proposed merger with United and participated in certain negotiations leading to the merger agreement. In connection with Carson Medlin’s engagement, Southern asked Carson Medlin to evaluate the fairness of the merger consideration to Southern’s shareholders from a financial point of view. At the September 5, 2006 meeting of the board to evaluate the merger, Carson Medlin delivered to the Southern board its oral and written opinion that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Southern’s shareholders from a financial point of view. At this meeting, the Southern board voted to approve the merger and subsequently executed the merger agreement on September 5, 2006.

You should consider the following when reading the discussion of Carson Medlin’s opinion in this document:

•
The summary of the opinion of Carson Medlin set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Carson Medlin in connection with its opinion.

•
Carson Medlin’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by Southern’s board, nor does it address the decision by Southern’s board to proceed with the merger.

•
Carson Medlin’s opinion to Southern’s board of directors rendered in connection with the merger does not constitute a recommendation to any Southern shareholder as to how he or she should vote at the special meeting.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin’s opinion.

In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Southern and may not be realized. Any estimates contained in Carson Medlin’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Southern or United nor was it furnished with any appraisals.

Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Southern or United; and it has assumed that the allowances of Southern and United are in the aggregate adequate to cover potential losses. Carson Medlin’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, Carson Medlin made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•
that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Southern, United or on the anticipated benefits of the merger;

•	that Southern had provided it with all of the information prepared by Southern or its other representatives that might be material to Carson Medlin in its review; and

•
that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Southern as to the future operating and financial performance of Southern.

In connection with its opinion dated September 5, 2006, Carson Medlin reviewed:

•	the merger agreement;

•	the audited financial statements of United for the five years ended December 31, 2005;

•	the audited financial statements of Southern for the five years ended December 31, 2005;

•	the unaudited financial statements of United for the six months ended June 30, 2006;

•	the unaudited financial statements of Southern for the six months ended June 30, 2006; and

•	financial and operating information with respect to the business, operations and prospects of Southern and United.

In addition, Carson Medlin:

•	held discussions with members of management of Southern and United regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of Southern and United;

•	compared the results of operations of Southern and United with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

The following is a summary of all material analyses performed by Carson Medlin in connection with its written opinion provided to the Southern board of directors dated September 5, 2006. The summary does not purport to be a complete description of the analyses performed by Carson Medlin.

Summary of the Proposed Merger

United proposed a purchase price of $66.5 million, which translated into the issuance of up to 2,180,328 shares of United common stock for all the outstanding common stock, warrants and stock options of Southern. As of September 5, 2006, Southern had 1,619,137 common shares outstanding, 185,000 warrants outstanding (at a weighted average strike price of $10.00), and 45,000 outstanding stock options (at a weighted average strike price of $16.52). All stock options and warrants are expected to be exercised or otherwise exchanged at or prior to closing. Therefore, based on Southern’s fully diluted shares, the exchange ratio was 1.179 which indicated a transaction value of approximately $69.116 million or $37.38 per fully diluted Southern share. Carson Medlin calculated the transaction value and per share value based upon the terms of the merger agreement and $31.70, United’s stock price at a point during the day of the announcement of the merger (and prior to the Southern board meeting) on September 5, 2006. Utilizing Southern’s publicly available financial information on September 5, 2006, which was June 30, 2006 unaudited financial information, Carson Medlin calculated the following ratios:

Deal Value and Multiples:(1)
Aggregate Price / Fully Diluted Share	$37.38
Trnsaction Value / LTM(2) Net Income	20.8	x
Transaction Value / Book Value	3.69	x
Transaction Value / FD(3) Book Value (including exercise of warrants)	3.36	x

Core Deposit Premium	23.9%

(1) Deal multiples based on June 30, 2006 unaudited financial results.
(2) Last twelve months.
(3) Fully diluted.

Analysis of Comparable Merger Transactions

Southeastern Transactions

Carson Medlin selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Carson Medlin selected bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after January 1, 2003.
•	Seller located within the Southeastern United States - AL, FL, GA, NC, SC, TN, & VA.
•	Seller assets between $250 million and $400 million.

Carson Medlin selected 19 transactions fitting the criteria listed above as being comparable to the proposed merger. Carson Medlin reviewed the multiples of transaction value to Southern’s book value, fully diluted book value, twelve months’ earnings (fully-taxed), total assets, total deposits and core deposits and computed minimum, maximum and median multiples and premiums for the transactions. These median multiples and premiums were applied to Southern’s financial information for the period ended June 30, 2006 and were used to impute a transaction price. As illustrated in the following table, Carson Medlin derived a range of values per fully diluted share of Southern’s common stock of $26.27 to $44.63 based upon the median multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/Share	Southern Merger Consideration
Transaction Value / Book Value	2.60	x	$26.27	3.69	x
Transaction Value / FD Book Value	2.60	x	28.86	3.36	x
Transaction Value / LTM E.P.S.	24.4	x	43.97	20.8	x
Transaction Value / Total Assets	25.1%		44.63	21.0%
Transaction Value / Total Deposits	27.3%		43.28	23.6%
Tangible Book Premium / Core Deposits	24.8%		38.40	23.9%

				Indicated Price 9/5/06
Average Valuation			$37.57	$37.38

Implied Range			$26.27	$44.63

The analysis showed that the merger consideration of $37.38 is within the range of values indicated by the median multiples of the comparable Southeastern transactions.

Atlanta Transactions

In addition to analyzing Southeast transactions Carson Medlin selected a group of comparable Atlanta area merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Carson Medlin selected bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after August 1, 2003.

•	Seller located within the Georgia counties of Cherokee, Cobb, Dawson, Fulton, Gwinnett, Hall, Henry, Lumpkin, Paulding, Rockdale and Union.

Carson Medlin selected 22 transactions fitting the criteria listed above as being comparable to the proposed merger. Carson Medlin reviewed the multiples of transaction value to Southern’s book value, fully diluted book value, twelve months’ earnings (fully taxed), total assets, total deposits and core deposits and computed minimum, maximum and median multiples and premiums for the transactions. These median multiples and premiums were applied to Southern’s financial information for the period ended June 30, 2006 and were used to impute a transaction price. As illustrated in the following table, Carson Medlin derived a range of values per fully diluted share of Southern’s common stock of $25.59 to $44.68 based upon the median multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/Share	Southern Merger Consideration
Transaction Value / Book Value	2.53	x	$25.29	3.69	x
Transaction Value / FD Book Value	2.53	x	28.12	3.36	x
Transaction Value / LTM E.P.S.	24.8	x	44.68	20.8	x
Transaction Value / Total Assets	24.6%		43.67	21.0%
Transaction Value / Total Deposits	28.0%		44.35	23.6%
Tangible Book Premium / Core Deposits	24.8%		38.46	23.9%

				Indicated Price 9/5/06
Average Valuation			$37.48	$37.38

Implied Range			$25.59	$44.68

The analysis showed that the merger consideration per share of $37.38 is within the range of values imputed by the mean and median multiples of the comparable U.S. transactions.

Contribution Analysis

Carson Medlin computed the contribution of United and Southern to various elements of the pro forma entity’s income statement (excluding estimated cost savings and operating synergies) and balance sheet. The following table compares the pro forma ownership in the combined company, based upon the exchange ratio, to each company’s respective contribution to each element of the analysis.

	Contribution
	Southern	United
Pro Forma Fully Diluted	5.1%	94.9%

Earnings (6/30/06)

Net Interest Income	4.7%	95.3%
Noninterest Income	2.1%	97.9%
Noninterest Expense	4.1%	95.9%
Core Earnings (Before Loan Loss Provisions)	4.6%	95.4%
Pre-tax Income	5.0%	95.0%

Balance Sheet (6/30/06)	Southern	United

Loans, net	4.9%	95.1%
Assets	4.9%	95.1%
Deposits	5.6%	94.4%
Equity	3.6%	96.4%
Tangible Equity	4.7%	95.3%

The contribution analysis indicated that the pro forma ownership of United common stock issuable to Southern shareholders in the merger was greater than the net interest income, noninterest income, noninterest expense, core earnings and pre-tax income contributed to United by Southern. The contribution analysis indicated that the pro forma ownership of United common stock issuable to Southern shareholders in the merger was greater than the loans, assets, equity and tangible equity contributed to United by Southern but slightly less than Southern’s deposits contributed.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Carson Medlin estimated the present value of the future stream of earnings and dividends that Southern could produce over the next five years based upon an internal earnings and balance sheet forecast for 2006 - 2010. Carson Medlin performed discounted cash flow analyses based upon terminal values to both earnings and tangible equity.

In order to derive the terminal value of Southern’s earnings stream in 2010, Carson Medlin assumed terminal value multiples ranging from 18.0x to 22.0x of fiscal year 2010 net income. The dividend streams and terminal values were then discounted to present values using different estimated discount rates (ranging from 14.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Southern common stock. This discounted cash flow analysis indicated a value range between $31.51 and $42.01 per share of Southern common stock. Carson Medlin also applied terminal value multiples ranging from 2.50x to 3.50x fiscal year-end 2010 projected book value. The dividend streams and terminal values of equity were then discounted to present values using discount rates ranging from 14.0% to 16.0%.

The discounted cash flow analyses, based on terminal values of earnings and equity, yielded a range of $28.31 to $43.23 per share of Southern. The value of the consideration offered by United to Southern in the merger is $37.38 per share of United common stock, which is within the range of values indicated from the discounted cash flow analyses.

Selected Peer Group Analysis

Analysis of Southern

Carson Medlin used publicly available information to compare selected financial information for Southern and a group of financial institutions. Carson Medlin compared selected operating results of Southern to those of 76 traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank ReviewTM, a proprietary research publication prepared by Carson Medlin quarterly since 1991, the SIBR Peer Group. Carson Medlin considers this group of financial institutions more comparable to Southern than larger, more widely traded regional financial institutions and similar in scope of operations for purposes of this analysis. Carson Medlin compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Southern to these financial institutions. Carson Medlin noted the following performance based on results at or for the twelve months ended March 31, 2006 (most recent available) for the SIBR peer group and June 30, 2006 for Southern.

	Balance Sheet Highlights				Performance Ratios
	Assets	Loans	Deposits	Equity	ROA	ROE	Margin	Equity/ Assets	NPA Ratio	Effic. Ratio
	(dollars in millions)%					%	%	%	%	%
SIBR Average	720	529	576	69	1.05	11.7	4.25	9.2	0.70	61.2
SIBR Median	510	379	399	43	1.03	11.7	4.15	9.1	0.52	61.7
Southern	329	245	293	19	1.18	19.9	4.40	5.7	2.24	56.2

Southern’s performance is in line with the selected peer group.

Analysis of United

Carson Medlin used publicly available information to compare selected financial information for United and two groups of financial institutions. The first peer group (Southeast) consisted of six Southeastern bank holding companies of similar asset size (approximately $5-10 billion). The second peer group (Selected) consisted of 15 banks throughout the U.S. that United frequently compares its financial performance. These banks generally had assets from $5 to $8 billion.

The following table compares United to each peer group:

	United	Southeast Peer Group	Selected Peer Group
Trading Data
Price/ Book	2.55x	2.25x	2.20x
Price/ Tangible Book	3.35x	2.84x	3.37x
Price/ 2006 EPS	19.1x	16.1x	15.7x
Price/ 2007 EPS	16.8x	14.6x	14.5x
Dividend Yield	1.0%	2.4%	2.8%
Market Cap ($ millions)	1,265.2	1,618.8	1,329.6
Avg Daily Volume	70,720	92,965	150,472

Financial Performance
ROA(1)	1.09%	1.36%	1.30%
ROE(2), tangible	18.36%	20.75%	20.35%
Net Interest Margin	4.31%	3.89%	4.20%
Efficiency Ratio	58.0%	58.2%	57.5%
Equity/Assets	7.84%	8.89%	9.58%
Net Charge Off Ratio	0.10%	0.05%	0.09%
NPAs(3)/Assets	0.14%	0.16%	0.28%
________________________
(1)     Return on assets.
(2)     Return on equity.
(3)     Non-performing assets.

United’s common stock trading and liquidity characteristics are in line with the selected peer group.

Historical Stock Performance Analysis

Carson Medlin reviewed and analyzed the historical trading prices and volumes of United common stock over recent periods. United’s stock trades on the Nasdaq Global Select Market under the symbol “UCBI” and closed at $31.49 per share on September 1, 2006 and was trading at $31.70 on the day of the merger announcement on September 5, 2006. Carson Medlin noted that United’s stock returned 16% over the last twelve months as of September 1, 2006. United’s Southeast and Selected peer groups increased 21% and 8% over the same period, respectively. The Nasdaq Bank Index increased 8% over the same period. United has traded in a range from $25.32 per share to $33.10 per share in the 52 weeks preceding September 1, 2006. United’s stock trading volume has been strong over the period analyzed averaging 70,720 shares per day. United paid a quarterly dividend of $.08 per share in the first and second quarters of 2006.

Based on the results of the various analyses described above, Carson Medlin concluded that the consideration to be received by Southern’s shareholders under the merger agreement is fair, from a financial point of view, to the shareholders of Southern.

The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Southern or United could materially affect the assumptions used in preparing the opinion.

Carson Medlin will receive a fee equal to one percent (1.00%) of the aggregate consideration received by the holders of the Southern’s common stock and common stock equivalents for all services performed in connection with the sale of Southern and the rendering of the fairness opinion. In addition, Southern has agreed to indemnify Carson Medlin and its directors, officers and employees, from liability in connection with the transaction, and to hold Carson Medlin harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Carson Medlin’s acts or decisions made in good faith and in the best interest of Southern.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

General

Financial and other information about United is set forth on United’s Form 10-K for the year ended December 31, 2005 (which includes certain provisions of United’s Proxy Statement for its 2006 Annual Meeting) and Form 10-Q for the six months ended June 30, 2006, both of which are incorporated herein by reference.

Securities

The authorized capital stock of United currently consists of 100,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of October 16, 2006, 40,289,908 shares of common stock were issued and outstanding, exclusive of 372,000 shares reserved for issuance upon conversion of United’s prime plus one-quarter percent (¼%) Convertible Subordinated Debentures due December 31, 2006, 23,492 shares issuable to participants in United’s Deferred Compensation Plan and 2,654,731 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock. At that date, United had 32,200 shares of Series A Non-Cumulative Preferred Stock issued and outstanding.

Common Stock

All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Subject to the right of holders of United’s Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United’s board of directors may declare on United common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of United’s board of directors. Upon liquidation, holders of United common stock are entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United’s Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

Preferred Stock

United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of United’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

United’s board of directors has designated 287,411 of the 10,000,000 authorized shares of preferred stock as “Series A Non-Cumulative Preferred Stock”, of which 32,200 remain outstanding. The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1. The declaration of dividends with respect to the Series A stock is within the discretion of United’s board of directors.

In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends. The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United. United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

6.75% Subordinated Notes due 2012

United has outstanding $31.5 million aggregate principal amount of 6.75% Subordinated Notes, due 2012. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year. The notes may not be redeemed prior to their maturity. No sinking fund is provided for the notes. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United’s bank subsidiaries.

Subordinated Step-up Notes due 2015

United has outstanding $35 million aggregate principal amount of Subordinated Step-up Notes due 2015. The notes bear interest at a fixed rate of 6.25% through September 30, 2010, and at a fixed rate of 7.5% thereafter until maturity or earlier redemption. Interest is payable semi-annually in arrears in cash on March 31 and September 30 of each year. The notes are callable at par on September 30, 2010, and September 30 of each year thereafter until maturity on September 30, 2015. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United’s bank subsidiaries.

Convertible Subordinated Debentures

Debentures in the principal amount of $3.1 million that are due on December 31, 2006, were outstanding as of June 30, 2006. These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of the board of directors of United, in cash or in additional debentures with the same terms as the outstanding debentures.

The debentures may be redeemed, in whole or in part at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $8.33 per share, subject to adjustment for stock splits and stock dividends. The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures. The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

Trust Preferred Securities

United has four wholly owned statutory trusts, which issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures. The debentures represent the sole asset of each of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.

10.60% Trust Preferred Securities

In September 2000, United formed a wholly owned Connecticut statutory business trust, United Community Statutory Trust I (“United Statutory Trust”), which issued $5 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Statutory Trust to purchase $5.2 million of junior subordinated debentures of United, which carry a fixed interest rate of 10.60%. The securities accrue and pay distributions semiannually at a fixed rate of 10.60% per annum of the stated liquidation value of $1,000 per capital security and are mandatorily redeemable upon maturity of the debentures on September 7, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust in whole or in part, on or after September 7, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 5.3% in 2010 to .53% beginning in 2019.

11.295% Trust Preferred Securities

In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II (“United Trust II”), which issued $10 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%. The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 19, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to .565% beginning in 2019.

8.125% Trust Preferred Securities

In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust (“United Trust”), which issued $21 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%. The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust: (1) in whole or in part, on or after July 15, 2008, and (2) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% in 2017.

Floating Rate Trust Preferred Securities

In June 2004, United acquired Fairbanco Holding Company, Inc. and its wholly owned Delaware statutory business trust, Fairbanco Capital Trust I (“Fairbanco Trust”), which issued $5 million of guaranteed preferred beneficial interests in Fairbanco’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by Fairbanco Trust to purchase $5.2 million of junior subordinated debentures of Fairbanco that bear interest at the rate of 3.65% per annum over the three-day London Interbank Offered Rate, as calculated quarterly pursuant to the indenture. The securities accrue and pay distributions quarterly at the then applicable interest rate. The securities mature on July 30, 2032 unless the maturity date is accelerated pursuant to the indenture after June 30, 2007. United has the right to redeem the debentures purchased by Fairbanco Trust: (1) in whole or in part, on or after June 30, 2007 at par, and (2) in whole (but not in part) at any time before June 30, 2007 within 60 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture) at a premium of 3.00%. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will include any accrued but unpaid interest.

Transfer Agent and Registrar

The Transfer Agent and Registrar for United’s common stock and the debentures is Computershare Ltd., P.O. Box A3504, 2 LaSalle Street, Third Floor, Chicago, Illinois 60690.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control

Ability to Consider Other Constituencies

United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

Amendments to Articles of Incorporation and Bylaws

United’s articles of incorporation specifically provide that neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United. This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in United’s articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

Supermajority Approval of Interested Business Combinations

United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United’s board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

Removal of Directors

United’s articles of incorporation provide that a member of United’s board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

INFORMATION ABOUT SOUTHERN BANCORP, INC.
General

Southern is a Georgia corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Southern was formed on April 2, 1998. It conducts its operations through its wholly owned subsidiary, Southern National Bank, a national banking association (“Southern National”). Southern also owns Southern Lending, LLC, which currently has no operations.

As of June 30, 2006, Southern had total assets of approximately $328.8 million and shareholders’ equity of approximately $18.7 million. Net income for the year ended December 31, 2005 was approximately $3.7 million and was approximately $2.8 million for the six months ended June 30, 2006.

Business and Properties

Southern’s business is conducted wholly through its subsidiary, Southern National. Southern National is a full-service commercial bank with its main office is located at 200 Cherokee Street, Marietta, Georgia. In addition, Southern National operates a branch office in Canton, Georgia. Southern National was established in December 1998 and offers a full range of lending products and traditional banking products and services, including commercial, real estate, and consumer loans, cash management services, and savings and time deposit accounts.

With an emphasis on responsive and customized service, Southern National offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. Southern National focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. Southern National believes it responds to its customers credit requests more quickly and is more flexible in approving complex loans because of the bank’s personal knowledge of its customers.

Southern’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for the bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for the bank is interest collected on loans and other investments. The principal expenses of the bank are interest paid on deposits, transaction processing costs, employee compensation, office expenses and other overhead expenses.

Lending Services

Southern National’s primary lending activity is making real estate loans, particularly construction loans for new residential and commercial properties. Southern’s loan portfolio consists primarily of construction and development loans, commercial real estate loans and residential real estate loans primarily in and around Cobb and Cherokee Counties. Southern National also makes non-real estate related commercial loans and consumer loans to individuals in and around Cobb and Cherokee Counties. These loans include certain commercial loans where the bank takes a security interest in real estate as supplemental, but not principal, collateral. Home equity loans and lines of credit are classified as consumer loans. The composition of Southern National’s loan portfolio at June 30, 2006 was as follows:

Loan Category	Ratio

Real estate lending	92.6%
Commercial Lending	5.1%
Consumer lending	2.3%

Deposit Services

Southern National seeks to establish core deposits, including checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts. The primary sources of core deposits are residents of, and businesses and their employees located in, Southern’s primary market area. Southern National also obtains deposits through personal solicitation by the bank’s officers and directors, direct mail solicitations, and local advertising. Southern National makes deposit services accessible to customers by offering direct deposit, wire transfer, internet banking, night depository, and banking by mail.

Other Banking Services

Given client demand for increased convenience and account access, Southern National offers a range of products and services, including 24-hour telephone and internet banking, direct deposit, traveler’s checks, and automatic account transfers. Southern National also participates in a shared network of automated teller machines and a debit card system that the bank’s customers may use throughout Georgia and in other states.

Competition

Southern National competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits primarily in Cobb and Cherokee Counties and the northern metropolitan Atlanta area.

Southern National encounters competition in its market area from 36 other commercial banks with 239 branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, Southern National also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions. Many of Southern National’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of Southern National’s competitors have been in business for many years and have an established customer base and name recognition. Southern National’s competitors include larger national, super-regional and regional banks such as Bank of America, SunTrust, Wachovia, Synovus, BB&T and Regions. In addition, Southern National’s competitors that are not depository institutions are generally not subject to the extensive regulations that apply to banks. However, Southern National believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the Cherokee/Cobb County area.

Employees

Southern National currently employs 52 persons on a full-time or part-time basis, including 16 officers. Southern has no employees that are not also employees of Southern National.

Legal Proceedings

From time to time, Southern National is involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, Southern National is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the bank.

Share Ownership of Principal Shareholders, Management and Directors of Southern

The following table sets forth information with respect to the beneficial ownership, as of September 30, 2006, of shares of Southern common stock by (1) each person known by Southern to be the beneficial owner of more than 5% of Southern’s issued and outstanding common stock, (2) each of Southern’s directors and executive officers, and (3) all directors and executive officers as a group. Except as noted below, Southern believes that each person listed below has sole investment and voting power with respect to the shares included in the table. Because of the rules of beneficial ownership as defined by Rule 13d-3 under the Exchange Act, some shares are reported as being owned by multiple parties in the table below. Please see the footnotes to the table for further information.

Name	Number of Shares(1)		Number of Options or Warrants Exercisable within 60 Days	Percent of Total Outstanding

Joe H. Daniell	47,675	(2)	—	2.9%
J.E. Harty	65,000		—	4.0
John B. Harwell	50,000		50,000	5.9
Linda N. Hasty	35,000	(3)	—	2.1
Steven L. Holcomb	83,725	(4)	10,000	5.7
Paul J. Kirtley	13,292	(5)	10,000	1.4
J. Edward Mulkey, Jr.	162,997	(6)	75,000	13.9
A. McKoy Rose	110,000		—	6.7
John M. Sillay	40,000	(7)	15,000	3.3
Henley A. Vansant	33,119	(8)	5,000	2.3

All Directors and Executive Officers as a Group (10 persons)	640,808		165,000	44.7%

Additional 5% Record Owner

Southern Bancorp, Inc. Employee Stock Ownership Plan with 401(k) Provisions	308,513		—	18.8%

(1)
The information set forth in this table with respect to Southern common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options and warrants which are exercisable within 60 days of the date hereof. The percentages are based upon 1,639,137 shares outstanding. The percentages for each of those parties who hold presently exercisable options and warrants are based upon the sum of 1,639,137 shares plus the number of shares subject to presently exercisable options and or warrants held by each such party.

(2)	Includes 47,675 shares held by the Southern Bancorp, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “KSOP”).
(3)	Shares held jointly with spouse.
(4)	Includes 31,010 shares held by the KSOP.
(5)	Includes 13,292 shares held by the KSOP.
(6)	Includes 45,997 shares held by the KSOP.
(7)	Shares held jointly with spouse.
(8)	Includes 33,119 shares held by the KSOP.

INTEREST OF CERTAIN PERSONS IN THE MERGER

Interests of executive officers and directors of Southern in the proposed merger are discussed above under the heading “Details of the Proposed Merger-Interest of Management in the Merger”, at page 19.

PROSPECTUS DELIVERY FOR OPTION EXERCISES

This document is also a prospectus of United with respect to the issuance of United common stock upon the exercise of such Southern options following their conversion into options to purchase United common stock. It is being delivered (and may be redelivered) to current holders of Southern options for use in connection with their contemplated exercise of those options immediately after the merger becomes effective

As discussed above under “Details of the Proposed Merger-Conversion and Exercise of Southern Options”, each of the options to purchase shares of Southern common stock will, upon the effectiveness of the merger, become fully vested and immediately exercisable but will be converted into an option to purchase shares of United common stock calculated based on the Conversion Ratio, 1.179. The aggregate exercise price of each Southern option will remain the same, but the per share price for United shares will reflect the Conversion Ratio. For example, if you have an option to purchase 1,000 shares of Southern common stock at an exercise price of $19.58 per share (for an aggregate exercise price, if fully exercised, of $19,580), such option will be converted into an option to purchase 1,179 shares of United common stock at an exercise price of $16.61 per share (with the same approximate aggregate exercise price, if fully exercised, of $19,583).

In the merger agreement, Southern agreed to seek and cause all converted Southern options to be exercised immediately after the merger becomes effective. United and Southern will contact each Southern option holder before the closing date to facilitate that exercise. In order to exercise his or her converted Southern option, each option holder must:

•	complete and sign the “Notice of Exercise” attached as Exhibit 1 to each Southern Non-Qualified Stock Option Agreement,
•	provide the Notice of Exercise and acknowledgment, along with the applicable exercise price amount, either in cash directly or through a broker-assisted cashless exercise, to United, and
•	acknowledge the receipt of this prospectus in writing.

Once an option holder has exercised his or her converted Southern option, he or she will be issued a United common stock certificate representing the shares he or she is entitled to as a result of such exercise. He or she will be deemed the owner of the shares received upon exercise as of the date of exercise.

The net proceeds received by United upon exercise of the options will be used for general corporate purposes. United’s management will retain broad discretion in the allocation of the net proceeds of the options.

There will be no federal tax consequences upon the conversion of a Southern option as part of the merger, either to an option holder or to Southern or United. Upon the exercise of the converted Southern options, each of which is a non-qualified stock option for federal tax law purposes, the amount by which the fair market value of the United common stock received on the date of exercise exceeds the option exercise price will generally be taxable to the option holder as ordinary income and will generally be deductible for tax purposes by United. The option holder’s tax basis in the United common stock received upon exercise of the non-qualified stock options will equal the fair market value of such stock on the exercise date.

The subsequent disposition of shares of United common stock acquired upon exercise of such options will generally result in a capital gain or loss (which may be long-term or short-term depending on the holding period) for the option holder calculated based on the difference between the disposition price and the tax basis of such shares.

The accompanying materials contain information regarding United, the proposed merger of Southern and United, and the Agreement and Plan of Reorganization pursuant to which the merger would be consummated if approved. Such information is directly relevant to an investment decision about whether to exercise a converted Southern option. We encourage you to carefully read the entire document, and the related documents to which it refers, if you are an option holder. Investing in United common stock involves risks that you should consider that may affect the value of United common stock to be issued upon the exercise of converted Southern options.

LEGAL MATTERS

Kilpatrick Stockton LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger and the income tax consequences of the merger. As of the date of these materials, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 28,835 shares of United common stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries incorporated by reference in these materials and elsewhere in the registration statement have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

Management of Southern knows of no other matters which may be brought before the special shareholders’ meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

United is subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Room of the Securities and Exchange Commission at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available at United’s Internet site at http://www.ucbi.com.

United has filed a registration statement on Form S-4 to register the United common stock to be issued to you in the merger. These materials are a part of that registration statement and constitute a prospectus of United in addition to being a proxy statement of Southern for the special meeting of Southern shareholders to be held on November 21, 2006, as described herein. As allowed by SEC rules, these materials do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. These materials summarize some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This document incorporates important business and financial information about United which is not included in or delivered with these materials. The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated herein by reference:

•	United’s Form 10-K for the fiscal year ended December 31, 2005 (which incorporates certain portions of United’s Proxy Statement for the 2006 Annual Meeting);

•	All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2005 and prior to the date the merger is completed; and

•	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference. You may obtain documents incorporated by reference by requesting them in writing or by telephone from Investor Relations, United Community Banks, Inc., at P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 745-2151. If you would like to request documents, please do so by November 14, 2006 to receive them before the special shareholders meeting.

All information concerning United and its subsidiaries has been furnished by United, and all information concerning Southern and its subsidiary has been furnished by Southern. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger. No person has been authorized to provide you with information that is different from that contained in these materials.

These materials are dated October 20, 2006. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or Southern since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

These materials (and other documents to which they refer) contains forward-looking statements regarding United and Southern, including, without limitation, statements relating to United’s and Southern’s expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets” or similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of United’s and Southern’s management, and on information currently available to those members of management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

•	economic conditions (both generally, and more specifically in the markets where United and Southern operate);

•	competition from other companies that provide financial services similar to those offered by United and Southern;

•	government regulation and legislation;

•	changes in interest rates;

•	unexpected changes in the financial stability and liquidity of United’s and Southern’s credit customers;

•	combining the businesses of United and Southern may cost more or take longer than expected;

•	integrating the businesses and technologies of United and Southern may be more difficult than expected;

•	retaining key personnel of United and Southern may be more difficult than expected;

•	revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

•	expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

•	technological changes may increase competitive pressures and increase costs.

We believe these forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of this 5th day of September, 2006, by and between SOUTHERN BANCORP, INC., a Georgia business corporation (hereinafter “SBI” and, unless the context otherwise requires, the term “SBI” shall include SBI and its wholly-owned subsidiary bank, SOUTHERN NATIONAL BANK, a bank chartered under the laws of the United States with its main office in Marietta, Georgia (the “Bank”), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter “United”).

WHEREAS, the respective boards of directors of SBI and United deem it advisable and in the best interests of each such entity and their respective shareholders that SBI merge with United (the “Merger”), with United being the surviving corporation, for $66,500,000 of common stock, $1.00 par value per share, of United (“United Stock”), all upon the terms and conditions hereinafter set forth (including, without limitation, the purchase price adjustment provisions of Article II) and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Merger Agreement”); and

WHEREAS, the respective boards of directors of SBI and United deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB Georgia”), with UCB Georgia being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the “Bank Merger Agreement”); and

WHEREAS, the boards of directors of the respective entities believe that the merger of SBI and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the “Closing Date”), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

2.1   The Merger. Pursuant to the terms and conditions provided herein or otherwise in the Merger Agreement, on the Closing Date SBI shall be merged with and into United. The surviving corporation following the Merger will operate under the articles of incorporation of United. The Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement.

2.2   Purchase Price and Related Definitions. As used in this Agreement, the following terms shall have the following meanings:

2.2.1  “Listed OREO” shall mean the other real estate owned that is described in the SBI Disclosure Memorandum.

2.2.2  “Loss” shall mean (1) the dollar amount of any Listed OREO owned by SBI as of the Closing Date plus (2) the dollar amount of any difference between the value of the consideration received by SBI upon the sale of any such Listed OREO and the value assigned to such Listed OREO in the SBI Disclosure Memorandum.

2.2.3  “Purchase Price” shall mean (1) $66,500,000 minus (2) any Purchase Price Adjustment.

2.2.4  “Purchase Price Adjustment” shall mean (1) 1 times any Loss up to $300,000 plus (2) 3.5 times any Loss greater than $300,000.

For example, if the total amount of Listed OREO owned by SBI as of the Closing Date is $800,000 and all other Listed Oreo was sold for $3,600,000, then the Loss would be $1,000,000. Thus, the Purchase Price Adjustment would be $2,750,000 (1 times $300,000 of Loss plus 3.5 times $700,000 of Loss), and the Purchase Price would equal $63,750,000 ($66,500,000 minus $2,750,000.

2.3   Payment of Purchase Price. Pursuant to the terms and conditions provided herein or otherwise in the Merger Agreement, United shall make available on or before the Closing Date for delivery to the holders of issued and outstanding shares of common stock, $1.00 par value per share, of SBI (“SBI Stock”) and outstanding options to acquire SBI Stock (the “SBI Stock Options”): (a) a sufficient number of shares of United Stock to be issued upon conversion of the shares of SBI Stock in the Merger, (b) a sufficient number of shares of United Stock to be issued upon the exercise of all SBI Stock Options at Closing, and (c) sufficient funds to make cash payments in lieu of the issuance of fractional shares. If any SBI Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed SBI Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such SBI Stock certificate.

ARTICLE III

OTHER AGREEMENTS

3.1   Registration and Listing of United Stock. (a) United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of SBI pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. SBI agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of SBI, together with the audited financial statements of SBI, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of SBI, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

(b)  United agrees to list on the Nasdaq Global Select Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of SBI pursuant to this Agreement and the Merger Agreement.

3.2   Meeting of SBI Shareholders. SBI shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and SBI shall prepare and submit to the SBI shareholders a notice of meeting, proxy statement and proxy (the “SBI Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

3.3   Absence of Brokers. Except for The Carson Medlin Company, which has provided financial advisory services to SBI, SBI represents and warrants to United that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.4   Access to Properties, Books, Etc. SBI shall allow the United and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of SBI’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish the United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. SBI shall cause its and its subsidiaries’ personnel, employees and other representatives to assist United in making any such investigation. During such investigation, United and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise SBI of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

3.5   Confidentiality. Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

3.6   Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.7   Expenses. All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United. All expenses incurred by SBI in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants (the “SBI Expenses”), shall be paid by SBI. The cost of reproducing and mailing the SBI Proxy Materials shall be shared by the parties, with each party paying 50 percent (50%).

3.8   Preservation of Goodwill. Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

3.9   Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

3.10  Agreement by SBI Executive Officers and Directors. Each of the directors and executive officers of SBI will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees: (a) to recommend, subject to any applicable fiduciary duty, to SBI shareholders approval of the Merger; (b) to vote the capital stock of SBI owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either. SBI agrees that it will use its reasonable best efforts to obtain an agreement in the form attached hereto as Exhibit C from any beneficial owner of 5% or more of the issued and outstanding shares of SBI Stock who is not an officer or director.

3.11  Press Releases. Prior to the Effective Date, United and SBI shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

3.12  Employee Benefits. Following the Effective Date, United shall provide generally to employees of SBI who continue employment with United (“Hired SBI Employees”) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such employee benefits by United to the Hired SBI Employees, service with SBI prior to the Effective Date shall be counted. The Hired SBI Employees’ prior service with SBI shall be credited for purposes of all waiting periods for participation in any health or hospitalization plan which United shall make available to Hired SBI Employees after the Closing; provided, however, that those Hired SBI Employees whose waiting periods for participation in SBI’s plans have expired prior to the Effective Time will not be subject to any waiting period with respect to participation in any health or hospitalization plan which United shall make available to Hired SBI Employees after the Closing. United shall also waive all restrictions and limitations for preexisting conditions under
United’s health or hospitalization plans, to the extent such restrictions or limitations would not apply to the Hired SBI Employees under SBI’s ERISA plans, and United shall recognize,

in accordance with the terms of United’s health and hospitalization plans, all health expenses that were incurred prior to Closing during the calendar year 2006 for purposes of satisfying any deductibles and co-payment limitations under United’s health and hospitalization plans for the 2006 calendar or plan year. At or prior to Closing, SBI will provide United with information sufficient to determine the health expenses that have been paid to date in 2006.

3.13  ESOP. Prior to the Effective Date, United and SBI shall take such other actions as may be reasonably necessary for the Southern Bancorp, Inc. Employee Stock Ownership Plan (“SBI ESOP”) to be merged with and into the United Community Banks, Inc. Profit Sharing Plan (the “United 401(k) Plan”) at the Effective Date. In connection with the Merger, participants in the SBI ESOP will be provided the right to vote the shares (or units representing shares) in accordance with the requirements of Section 409(e) of the Code and the regulations and rulings thereunder.

3.14  Directors and Officers Insurance Coverage. Prior to Closing, SBI shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by SBI to provide for continued coverage of such insurance for a period of three (3) years from the Effective Time, unless United’s directors’ and officers’ liability insurance policy provides for coverage for such former officers and directors for actions taken prior to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SBI

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, SBI represents, warrants, covenants and agrees as follows:

4.1   Disclosure Memorandum. SBI has delivered to United a memorandum (the “Disclosure Memorandum”) containing certain information regarding SBI as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of SBI under this Article IV. The information contained in the Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. SBI shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

4.2   Corporate and Financial.

4.2.1  Corporate Status. SBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than the Bank, Southern Lending, LLC, its wholly-owned Georgia limited liability company (“Southern Lending”), and Southern Bancorp Capital Trust I, its

wholly-owned Delaware statutory business trust (the “Trust”). The Bank is a national bank duly organized, validly existing, and in good standing under the laws of the United States. Southern Lending is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Trust is a statutory trust duly created and validly existing in good standing under the laws of the State of Delaware. SBI, the Bank, Southern Lending and the Trust have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

4.2.2  Authority. Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals, as stated in Section 4.6.1 and the approval of SBI shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a) violate any provision of federal or state law applicable to SBI, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of SBI;

(b) violate any provision of the articles of incorporation or bylaws of SBI;

(c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which SBI is a party, which, singly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of SBI; or

(d) constitute a violation of any order, judgment or decree to which SBI is a party, or by which SBI or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of SBI, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.3  Capital Structure. (a) As of the date of this Agreement, SBI has authorized capital stock consisting solely of (i) 10,000,000 shares of SBI Stock, of which 1,619,137 shares are issued and outstanding as of the date hereof, exclusive of 45,000 shares reserved for issuance upon exercise of outstanding SBI Stock Options and 185,000 shares reserved for issuance upon exercise of outstanding warrants to acquire SBI Stock (the “SBI Warrants”), and (ii) 2,000,000 shares of preferred stock, no par value, none of which is issued and outstanding. The Bank has authorized capital stock consisting solely of 3,000,000 shares of common stock, par value $1.00 per share ( “Bank Stock”), 1,310,000 of which are issued and outstanding as of the date hereof. Southern Lending has a sole member, which owns a 100% membership interest in Southern Lending. All of the issued and outstanding shares of SBI Stock and Bank Stock are duly and validly issued, fully paid and non-assessable (except to the extent such Bank Stock may be deemed assessable under 12 U.S.C. Section 55) and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares SBI Stock or Bank Stock previously issued. None of the shares of SBI Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of the Bank Stock are owned by SBI. SBI is the sole member of Southern Lending.

(b)  Except for the SBI Options and SBI Warrants and as otherwise described in the Disclosure Memorandum, SBI does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of SBI, or any other securities or debt, of SBI, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Disclosure Memorandum, SBI is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)  Except as disclosed in the SBI Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which SBI is a party restricting or otherwise relating to the transfer of any shares of capital stock of SBI.

(d)  All shares of common stock or other capital stock, or any other securities or debt, of SBI, which have been purchased or redeemed by SBI have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of SBI.

(e)  Except as set forth on the Disclosure Memorandum, no person beneficially owns greater than 5% of the issued and outstanding shares of SBI Stock.

4.2.4  Corporate Records. The stock records and minute books of SBI, whether heretofore or hereafter furnished or made available to United by SBI, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of SBI; (c) correctly show all corporate action taken by the directors and shareholders of SBI (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective articles of incorporation or association and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5  Tax Returns; Taxes. (a) SBI has duly filed: (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect adversely its business or operations. Such returns or reports were true, complete and correct, and SBI has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All unpaid federal, state and local taxes and other governmental charges payable by SBI have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (“GAAP”). Adequate reserves for the payment of taxes have been established on the books of SBI for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, SBI shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with GAAP. SBI has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of SBI, there is no threatened claim against SBI or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the SBI Financial Statements (as defined in Section 4.2.6) or disclosed in the notes thereto. There are no waivers or agreements by SBI for the extension of time for the assessment of any taxes. No federal or state income, employment or property tax return is currently the subject of an audit.

(b)  Except as set forth in the Disclosure Memorandum, proper and accurate amounts have been withheld by SBI from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by SBI for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

(c)  SBI (and any predecessor of SBI) has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986 (the “Code”) at all times since its organization, and SBI will be an S corporation as defined in Section 1361(a)(1) of the Code, up to and including the day before the Closing Date. The SBI Disclosure Memorandum identifies each subsidiary of SBI that is a “qualified subchapter S subsidiary” as defined in Section §1361(b)(3)(B) of the Code. Each subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on the SBI Disclosure Memorandum up to and including the day before the Closing Date.

4.2.6  Financial Statements. (a) SBI has delivered to United true, correct and complete copies, including notes, of the financial statements of SBI for the years ended December 31, 2005, 2004 and 2003, and the financial statements of SBI for the six (6) month period ended June 30, 2006, including consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity (the financial statements for the years ended December 31, 2005, 2004 and 2003, and the financial statements of SBI for the six (6) month period ended June 30, 2006 being herein referred to as the “SBI Financial Statements”). All of such financial statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of SBI as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(b) SBI has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to SBI’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2005 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

4.2.7  Regulatory Reports. SBI has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Office of the Comptroller of the Currency (the “OCC”) and the Forms F.R. Y-6 and F.R. Y-9C filed by SBI with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for each of the three (3) years ended December 31, 2005, 2004, and 2003, together with all such other reports filed by SBI and the Bank for the same three-year period with the Georgia Department of the Banking and Finance (the “Georgia Department”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “SBI Reports”). All of the SBI Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

4.2.8  Accounts. The Disclosure Memorandum contains a list of each and every bank and other institution in which SBI maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9  Notes and Obligations. (a) Except as set forth in the Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by SBI or due to it shown in the SBI Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by SBI in the ordinary course of its business and in compliance with all applicable laws and regulations.

(b)  SBI has established a loss reserve in the SBI Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover losses reasonably anticipated to result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of SBI to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.

4.2.10  Liabilities. SBI has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of SBI, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the ESOP Plan or any other pension, profit sharing or employee stock ownership plan, whether operated by SBI or any other entity covering employees of SBI; or (d) environmental liabilities, except: (i) those reflected in the SBI Financial Statements; and (ii) as disclosed in the Disclosure Memorandum.

4.2.11  Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in the Disclosure Memorandum, since December 31, 2005:

(a)  there has been no change in the business, assets, liabilities, results of operations or financial condition of SBI, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, an adverse effect on such businesses or properties;

(b)  there has been no damage, destruction or loss to the assets, properties or business of SBI, whether or not covered by insurance, which has had, or which may reasonably be expected to have, an adverse effect thereon;

(c)  the business of SBI has been operated in the ordinary course, and not otherwise;

(d)  the properties and assets of SBI used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)  the books, accounts and records of SBI have been maintained in the usual, regular and ordinary manner;

(f)  there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of SBI;

(g)  there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by SBI to any director or executive officer, or to any employee earning $50,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of SBI earning less than $50,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)  there has been no change in the charter or bylaws of SBI or the Bank;

(i)  there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of SBI, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving SBI, or affecting its operations;

(j)  there has been no issuance, sale, repurchase, acquisition, or redemption by SBI of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)  there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of SBI or assumed by it with respect to any asset or assets;

(l)  there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by SBI which would be required to be reflected on a balance sheet of SBI prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(m)  no obligation or liability of SBI has been discharged or satisfied, other than in the ordinary course of business;

(n)  there have been no sales, transfers or other dispositions of any asset or assets of SBI, other than sales in the ordinary course of business; and

(o)  there has been no amendment, termination or waiver of any right of SBI under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, an adverse effect on its business or properties.

4.2.12  Litigation and Proceedings. Except as set forth on the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of SBI, threatened against, by or affecting SBI, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of SBI or relating to the business or affairs of SBI, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does SBI have, to the knowledge of SBI, any unasserted contingent liabilities which are reasonably likely to have an adverse effect on its assets or on the operation of its businesses or which could reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13  Proxy Materials. Neither the SBI Proxy Materials nor other materials furnished by SBI to the SBI shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of SBI Stock and through the acquisition of shares of SBI Stock by United pursuant to the Merger, contain with respect to SBI any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.2.14  No Adverse Change. Since December 31, 2005, there has not been any change in the condition of SBI, any contracts entered into by SBI, or other changes in the operations of SBI which, in any case, has had, or is reasonably likely to have, an adverse effect on SBI on a consolidated basis taken as a whole.

4.3   Business Operations.

4.3.1  Customers. To the knowledge of SBI, there are no presently existing facts which could reasonably be expected to result in the loss of any borrower or depositor or in SBI’s inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Disclosure Memorandum.

4.3.2  Permits; Compliance with Law. (a) SBI has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for SBI to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of SBI, threatened.

(b)  SBI has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a material adverse effect on SBI. The Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of SBI, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of SBI to conduct its business.

(c)  Except as set forth in the Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of SBI to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of SBI, is any such notice or warning proposed or threatened.

4.3.3  Environmental. (a) Except as set forth in the Disclosure Memorandum:

(i)  SBI has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by SBI or adjacent to any properties so owned or leased;

(ii)  to the knowledge of SBI, no claim has been asserted or threatened against SBI arising from or relating to the environmental condition of any property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property;

(iii) SBI has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by SBI; and

(iv) to the knowledge of SBI, the improvements on the property are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property are, and have been, free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects.

(b)  Neither SBI nor any of its officers, directors, employees or agents, in the course of such individual’s employment by SBI, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(c)  To the knowledge of SBI, except as set forth in the SBI Disclosure Memorandum, SBI has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and a full remediation has not been completed as required by environmental laws.

(d)  Except as set forth in the Disclosure Memorandum, neither SBI nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which SBI holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(e)  The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(f)  The representations and warranties in this Section 4.3.3 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties shall be deemed to apply to such matters.

4.3.4  Insurance. The Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, SBI or through SBI for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Disclosure Memorandum, such policies and bonds provide coverage to insure the properties and businesses of SBI and the activities of its officers, directors and employees against such risks and in such amounts as are customary. SBI will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. SBI has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since January 1, 2001 with respect to the business and affairs of SBI.

4.4   Properties and Assets.

4.4.1  Contracts and Commitments. The Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with SBI in the ordinary course of business), to which SBI is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of SBI is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. SBI has complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

4.4.2  Licenses; Intellectual Property. SBI has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Disclosure Memorandum, SBI is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by SBI or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by SBI, are listed in the Disclosure Memorandum. SBI has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

4.4.3  Personal Property. SBI has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent SBI Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except: (a) those referred to in the notes to the SBI Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of SBI, is claimed to exist); (b) those described in the Disclosure Memorandum; and (c) liens for taxes not due and payable.

4.4.4  SBI Leases. (a) All leases (the “SBI Leases”) pursuant to which SBI is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms; there is not under any of the SBI Leases, to the knowledge of SBI, any default or any claimed default by SBI, or event of default or event which with notice or lapse of time, or both, would constitute a default by SBI and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)  The copies of the SBI Leases heretofore or hereafter furnished or made available by SBI to United are true, correct and complete, and the SBI Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)  Except as set forth in the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for SBI to enter into new leases of real property or to renew or amend existing SBI Leases prior to the Closing Date.

4.4.5  Real Property. (a) SBI does not own any interest in any real property (other than as lessee) except as set forth in the Disclosure Memorandum (such properties being referred to herein as “SBI Realty”). Except as disclosed in the Disclosure Memorandum, SBI has good title to the SBI Realty and the titles to the SBI Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Disclosure Memorandum. SBI has not encumbered the SBI Realty since the effective dates of the respective title insurance policies.

(b)  Except as set forth in the Disclosure Memorandum, the interests of SBI in the SBI Realty and in and under each of the SBI Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of SBI, threatened action at law or in equity.

(c)  The present and past use and operations of, and improvements upon, the SBI Realty and all real properties included in the Leased Properties (the “SBI Leased Real Properties”) are in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the SBI Realty, the SBI Leased Real Properties or their uses.

(d)  Except as set forth in the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, SBI with respect to any Lease pursuant to which it is lessor or lessee.

(e)  SBI is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the SBI Realty or the SBI Leased Real Properties which may adversely affect the SBI Realty or the SBI Leased Real Properties or the current or currently contemplated use thereof.

(f)  The buildings and structures owned, leased or used by SBI are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of SBI.

4.5   Employees and Benefits.

4.5.1  Directors or Officers of Other Corporations. Except as set forth in the Disclosure Memorandum, no director, officer, or employee of SBI serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of SBI.

4.5.2  Employee Benefits. (a) Except as set forth in the Disclosure Memorandum, (i) SBI does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement, bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding, and (ii) SBI does not have any employment, severance, change in control or similar agreements with any of its employees.

(b)  The Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by SBI (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

(c)  SBI is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. SBI does not maintain or contribute to, nor within the past six (6) years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)  Each ERISA Plan has been operated and administered in accordance with, and has been amended to comply in all material respects with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of SBI, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither SBI nor any of its directors, officers, employees or agents, nor any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)  Of the ERISA Plans, only the SBI ESOP is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. With respect to the SBI ESOP, except as set forth on the Disclosure Memorandum: (i) the SBI ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the SBI ESOP has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder, including the provisions relating to employee stock ownership plans maintained by S corporations as defined in Section 1361(a)(1) of the Code; (iii) all contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)  As of the Closing Date, with respect to each ERISA Plan, SBI will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under GAAP, based on an actuarial valuation satisfactory to the actuaries of SBI representing a projection of claims expected to be incurred under such ERISA Plan.

(g)  Except as disclosed on the Disclosure Memorandum, SBI does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of SBI beyond their retirement or other termination of service with SBI other than: (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)  Except as set forth in the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will: (i) entitle any current or former employee, officer or director of SBI to severance pay, unemployment compensation or any similar or other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3  Labor-Related Matters. Except as described in the Disclosure Memorandum, SBI is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, SBI. SBI has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. SBI has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Disclosure Memorandum, there are no unfair labor practice charges pending or threatened against SBI, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, SBI with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by SBI as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4  Related Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by SBI with other persons who are not affiliated with SBI, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of SBI at the time such deposits were entered into; and (c) transactions specifically described in the Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of SBI).

4.6   Other Matters.

4.6.1  Approvals, Consents and Filings. Except for the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department, the notice filing to be made with the OCC, or as set forth in the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SBI, or any of SBI’s assets.

4.6.2  Default. (a) Except for those consents described in or set forth pursuant to Section 4.6.1 above and as described in the Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)  constitutes a breach of or default under any contract or commitment to which SBI is a party or by which any of SBI’s properties or assets are bound;

(ii)  does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of SBI; or

(iii)  constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of SBI.

(b)  SBI is not in violation of its charter documents or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which SBI is a party or by which it or any of its material properties is bound.

4.6.3  Representations and Warranties. No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of SBI pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF SBI PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, SBI covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

5.1   Conduct of Business. SBI will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2   Maintenance of Properties. SBI will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

5.3   Insurance. SBI will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto.

5.4   Capital Structure. Except for the exercise of currently outstanding SBI Stock Options and SBI Warrants, no change will be made in the authorized or issued capital stock or other securities of SBI, and SBI will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of SBI. This Section 5.4 prohibits, without limitation, the issuance or sale by SBI of any SBI Stock to the SBI ESOP.

5.5   Dividends. No dividend, distribution or payment will be declared or made in respect to the SBI Stock and SBI will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6   Amendment of Articles of Incorporation or Bylaws; Corporate Existence. SBI will not amend its articles of incorporation or bylaws, and SBI will maintain its corporate existence and powers.

5.7   No Acquisitions. SBI shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to SBI.

5.8   No Real Estate Acquisitions or Dispositions. SBI will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and SBI will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9   Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10  Contracts. SBI will not, without the express written consent of United, enter into any, renew or cancel or terminate any contract of the kind described in Section 4.4.1 hereof.

5.11  Books and Records. The books and records of SBI will be maintained in the usual, regular and ordinary course.

5.12  Advice of Changes. SBI shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, operations or financial condition of SBI.

5.13  Reports. SBI shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

5.14  Benefit Plans and Programs; Severance or Termination Payments. SBI shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees or the liabilities of the SBI or its successors.

5.15  Loan Participations. SBI shall not enter into any loan participations or syndications.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to SBI to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

6.1   Corporate Status. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

6.2   Authority. Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.1, and the approval of SBI shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a)  violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(b)  violate any provision of the articles of incorporation or bylaws of United;

(c)  conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(d)  constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of SBI, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3   Capital Structure. (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 100,000,000 shares of common stock, par value $1.00 per share, of which 40,245,123 shares are issued and outstanding as of the date hereof, exclusive of 372,000 shares reserved for issuance upon conversion of United’s prime plus one-quarter percent (¼%) Convertible Subordinated Debentures due December 31, 2006 (the “2006 Debentures”), 22671 shares issuable to participants in United’s Deferred Compensation Plan and 2,657,515 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock (the “United Stock Options and Awards”) and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which 32,200 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued. None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

(b)  Except for the 2006 Debentures and the United Stock Options and Awards, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)  There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock other than restrictions required by applicable federal and state securities laws.

(d)  All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

6.4   Disclosure Reports. United has a class of securities registered pursuant to Section 12(g) of the 1934 Act. United’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2005; (b) Proxy Statement for its 2006 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and (d) other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2005 (collectively, the “United SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.5   No Adverse Change. Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United or other changes in the operations of United which, in any case, have had, or are reasonably likely to have, an adverse effect on United on a consolidated basis taken as a whole.

6.6   Representations and Warranties. No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to SBI in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

6.7   Proxy Materials. Neither the SBI Proxy Materials nor other materials furnished by United to the SBI shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of SBI Stock and through the acquisition of shares of United Stock by SBI pursuant to the Merger, contain with respect to United any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

7.1   Veracity of Representations and Warranties. The representations and warranties of SBI contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of SBI on a consolidated basis.

7.2   Performance of Agreements. SBI shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3   Compliance by SBI Executive Officers and Directors. The directors and executive officers of SBI shall have complied in full with the requirements of Section 3.10 hereof.

7.4   Exercise of Warrants. All SBI Warrants shall have been exercised at least fifteen (15) days prior to the Closing Date.

7.5   Certificates, Resolutions, Opinion. SBI shall have delivered to United:

(a)  a certificate executed by the Chief Executive Officer or President of SBI, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)  a certificate executed by the Secretary of SBI, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of SBI; (ii) bylaws of SBI; and (iii) duly adopted resolutions of the Board of Directors and shareholders of SBI (1) authorizing and approving the execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate action to enable SBI to comply with the terms hereof and thereof;

(c)  certificates executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) charter of the bank; (ii) bylaws of the bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms hereof and thereof.

(d)  certificates of the valid existence of SBI and the Bank under the laws of Georgia and of the United States, respectively, executed by the Secretary of State of Georgia and the OCC, and dated not more than ten (10) business days prior to the Closing Date;

(e)  certificates from the appropriate public officials of the State of Georgia, dated not more than ten (10) business days prior to the Closing Date, certifying that SBI has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(f)  an opinion of Powell Goldstein LLP, counsel for SBI, dated the Closing Date, in the form attached hereto as Exhibit D.

7.6   Accountants’ Letter. United shall have received a letter from Mauldin & Jenkins Certified Public Accountants, LLC, dated the Closing Date, to the effect that: At the request of SBI they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of SBI, as follows:

(a)  read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, of SBI from December 31, 2005 through the date of the most recent monthly financial statements available in the ordinary course of business;

(b)  read the minutes of the meetings of shareholders and Board of Directors of SBI from December 31, 2005 to said date not more than five (5) business days prior to the Closing Date; and

(c)  consulted with certain officers and employees of SBI responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)  such unaudited financial statements are not fairly presented in conformity with GAAP;

(ii)  as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of SBI, in each case as compared with the amounts shown in the December 31, 2005 SBI Financial Statements, are not different except as set forth in such letter, or

(iii)  for the period from December 31, 2005 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of SBI, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

7.7   Sale of Listed OREO. SBI shall have sold all Listed OREO.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SBI

All of the obligations of SBI under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1   Veracity of Representations and Warranties. The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis.

8.2   Performance of Agreements. United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3   Certificates, Resolutions, Opinion. United shall have delivered to SBI:

(a)  a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as SBI may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)  a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

(c)  a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

(d)  an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E; and

(e)  certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due.

8.4   Tax Opinion. SBI shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to SBI, to the effect that:

(a) The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(b) No gain or loss will be recognized by holders of SBI Stock upon the exchange of such stock for United Stock as a result of the Merger;

(c) Gain or loss will be recognized by holders of SBI Stock upon their receipt of cash, including cash (i) in lieu of fractional shares of United Stock, and (ii) upon their exercise of dissenters’ rights;

(d) No gain or loss will be recognized by SBI as a result of the Merger or the Bank Merger;

(e) The aggregate tax basis of United Stock received by shareholders of SBI pursuant to the Merger will be the same as the tax basis of the shares of SBI Stock exchanged therefor (i) decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a SBI shareholder in the Merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a SBI shareholder in the Merger (other than gain recognized with respect to fractional shares); and

(f) The holding period of the shares of United Stock received by the shareholders of SBI will include the holding period of the shares of SBI Stock exchanged therefor, provided that the stock of SBI is held as a capital asset on the date of the consummation of the Merger.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

9.1   Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of SBI Stock.

9.2   Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

9.3   Effective Registration Statement. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

9.4   Certificate of Merger. The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with the Financial Institution Code of Georgia and the National Bank Act.

9.5   Termination Agreements. Each of Steven Holcomb, Henley Vansant and Paul Kirtley shall have executed a change in control termination agreement in the form of Exhibit F attached hereto with total “Termination Payments” (as defined in the form) of $1,101,600, $280,956 and $195,000, respectively.

9.6   Stock Option Award Agreements. Each of Steven Holcomb and Henley Vansant shall have executed a stock option award agreement in the form of Exhibit G attached hereto.

9.7   Change in Control Agreements. Each of Steven Holcomb and Henley Vansant shall have executed a change in control agreement in the form of Exhibit H attached hereto. The payment to Mr. Holcomb under Section 1(c) thereof shall be two (2) times the amount described therein and the term of the covenant in Section 3(c) shall be two (2) years. The payment to Mr. Vansant under Section 1(c) thereof shall be one (1) times the amount described therein and the term of the covenant in Section 3(c) shall be one (1) year.

9.8   SBI Stock Options. Each holder of an SBI Stock Option shall have executed an agreement in form and content satisfactory to United to exercise all of his or her SBI Stock Options effective as of the Closing Date.

ARTICLE X

WARRANTIES, NOTICES, ETC.

10.1  Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of SBI or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of SBI shall be required to be made, and shall be considered made, on behalf of SBI and the Bank.

10.2  Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)  the opinions of counsel referred to in Sections 7.3(f) and 8.3(d) of this Agreement;

(b)  any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)  the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

10.3  Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 10.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To SBI:	Southern Bancorp, Inc. 200 Cherokee Street Marietta, Georgia 30060 Attention: Edward Mulkey and Steven Holcomb Facsimile: (770) 424-2000

With copies to:	Powell Goldstein LLP One Atlantic Center - Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309 Attention: Walt Moeling and Kathryn Knudson Facsimile: (404) 572-6999

To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, Georgia 30514 Attention: Jimmy C. Tallent Facsimile: (706) 745-1335

With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, Georgia 303039-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

10.4  Entire Agreement. This Agreement and the Merger Agreement supersede all prior discussions and agreements between SBI and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between SBI and United with respect to the transactions contemplated herein and therein.

10.5  Waiver; Amendment. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by SBI, to waive or extend the time for the fulfillment by SBI of any or all of SBI’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, SBI shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 9.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE XI

TERMINATION

This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows:

11.1  Material Adverse Change.

(a)  By United, if, after the date hereof, a material adverse change in the financial condition or business of SBI shall have occurred, or if SBI shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)  By SBI, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

11.2  Noncompliance.

(a)  By United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by SBI before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by SBI of any covenant, agreement, or obligation contained in this Agreement which breach not been cured within twenty (20) days after the giving of written notice to United of such breach or, if such breach is not capable of being cured within twenty (20) days, SBI has not begun to cure such breach within twenty (20) days after such written notice.

(b)  By SBI, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by SBI; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice to SBI of such breach or, if such breach is not capable of being cured within twenty (20) days, United has not begun to cure such breach within twenty (20) days after such written notice..

11.3  Failure to Disclose.

(a)  By United, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the SBI Financial Statements, which was required to be disclosed by SBI pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of SBI which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

(b)  By SBI, if it learns of any fact or condition not disclosed in this Agreement or the United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of United which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

11.4  Adverse Proceedings. By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of the terminating party makes consummation of the transactions herein contemplated inadvisable.

11.5  Termination Date. By either party, if the Closing Date shall not have occurred on or before February 28, 2007.

11.6  Dissenters. By United, if the holders of more than five percent (5%) of the shares of the outstanding SBI Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

11.7  Shareholders Vote. By either party, if the Merger Agreement is not approved by the vote of the holders of SBI Stock as required by applicable law.

11.8  Termination Fee. (a) If, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 11.7, (ii) SBI terminates this Agreement other than pursuant to Section 11.1(b), 11.2(b), 11.3(b) or 11.4, or (iii) United terminates this agreement pursuant to Section 11.2(a) or 11.3(a), then SBI shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $3.3 million (the “Termination Fee”), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

(b)  “Competing Offer” means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the 1934 Act) of all or a material portion of the assets of SBI or the Bank or 15% or more of any class of equity securities of SBI or the Bank pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either SBI or the Bank, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either SBI or the Bank.

11.9  Effect of Termination. Except as set forth in Section 11.8, in the event of the termination of this Agreement pursuant to this Article XI, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article XI and Section 3.5 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement

ARTICLE XII

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XIII

NO THIRD PARTY BENEFICIARY

No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of SBI (including any beneficiary or dependent thereof).

ARTICLE XIV

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XV

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, SBI and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: /s/ Priscilla D. Gamwell Secretary	SOUTHERN BANCORP, INC. By: /s/ J. Edward Mulkey, Jr. J. Edward Mulkey, Jr. Chairman

(CORPORATE SEAL) ATTEST: /s/ Lori McKay Assistant Secretary	UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President & Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

(Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this ___ day of September, 2006, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”) and SOUTHERN BANCORP, INC., a Georgia corporation (“SBI”, and together with United, the “Constituent Corporations”).

WHEREAS, the authorized capital stock of United consists of 100,000,000 shares of Common Stock, $1.00 par value per share (the “United Stock”), of which 40,245,123 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 32,200 shares are issued and outstanding; and

WHEREAS, the authorized capital stock of SBI consists of 9,000,000 shares of Common Stock, $1.00 par value per share, of which 1,619,137 shares are issued and outstanding (the “SBI Stock”); and

WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that SBI merge with and into United, with United being the surviving corporation; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of SBI, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of SBI for their approval; and

WHEREAS, United has agreed to issue shares of United Stock which shareholders of SBI will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.	Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), SBI (hereinafter sometimes referred to as the “Merged Corporation”) shall be merged with and into United (the “Merger”). United shall be the surviving corporation (the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.” On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.	Actions to be Taken.

The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.	Effective Date.

The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the “Effective Date”).

4.	Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The Amended and Restated Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

(b) Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.	Manner and Basis of Converting Shares of Capital Stock; Capital Structure of the Surviving Corporation.

The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

(a) In the Merger, the shares of SBI Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted on the Effective Date, into the number of fully paid and nonassessable shares of United Stock determined by dividing the Purchase Price (as defined in that certain Agreement and Plan of Reorganization of even date herewith by and between SBI and United (the “Acquisition Agreement”)) by 1,849,137 subject to any adjustments occurring after the date hereof as contemplated by Section 5(b) below, and then dividing that quotient by $30.50. The number that results from dividing the Purchase Price by 1,849,137 and then dividing that quotient by $30.50 under this Section 5(a) shall hereinafter be referred to as the “Conversion Ratio”.

(b) If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of SBI Stock shall be proportionately adjusted.

(c) Upon the Effective Date, all rights with respect to SBI Stock pursuant to stock options (the “SBI Stock Options”) granted by SBI which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each SBI Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each SBI Stock Option assumed by United may be exercised solely for shares of United Stock, and (ii) the number of shares of United Stock subject to such SBI Stock Option shall be equal to the product of the number of shares of SBI Stock subject to such SBC Stock Option immediately prior to the Effective Date multiplied by the Conversion Ratio. The per share exercise price under each such SBI Stock Option shall remain the same as it was before the Effective Date.  Upon the Effective Date, any other option, warrant, call, right, exchangeable or convertible security, commitment or agreement, written or oral, to which SBI is a party or by which it is bound obligating SBI to issue, deliver, sell or cause to be issued, delivered or sold any SBI Stock, regardless of whether such security is then exercisable or vested, and which is outstanding immediately prior to the Effective Date shall be canceled and extinguished.

(d) No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of SBI Stock as determined by multiplying the Conversion Ratio by the closing price for United Stock on the Nasdaq Global Market trading day immediately preceding the Effective Date.

(e) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of SBI Stock to be converted by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented SBI Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

(f) Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

(g) Subject to Section 5(b) above, in no event shall the total number of shares of United Stock issued in connection with the Merger or under Section 5(c) above exceed 2,180,043.

6.	Termination of Separate Existence.

Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.	Further Assignments.

If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.	Conditions Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

(a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of SBI Stock; and

(b) All the terms, covenants, agreements, obligations and conditions of the Acquisition Agreement to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.	Termination.

This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of the State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.	Counterparts; Title; Headings.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.	Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholders of SBI, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of SBI Stock shall be converted in the Merger pursuant to Section 5 hereof.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: _____________________________________________ Secretary	SOUTHERN BANCORP, INC. By: Name: Title:

(CORPORATE SEAL) ATTEST: _____________________________________________ Assistant Secretary	UNITED COMMUNITY BANKS, INC. By: Name: Title:

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 5th day of September 2006, by and between UNITED COMMUNITY BANK, a Georgia bank (“UCB Georgia”), and SOUTHERN NATIONAL BANK, a bank chartered under the laws of the United States with its main office in Marietta, Georgia (the “Bank”, and together with United, the “Constituent Banks”).

WHEREAS, the Bank has authorized capital stock consisting solely of 3,000,000 shares of common stock, par value $1.00 per share (the “Bank Stock”); and

WHEREAS, the authorized capital stock of UCB Georgia consists of 100,000 shares of common stock, $10.00 par value per share, of which 85,000 shares are issued and outstanding (the “UCB Georgia Stock”); and

WHEREAS, the respective Boards of Directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with UCB Georgia, with UCB Georgia being the surviving bank; and

WHEREAS, the respective Boards of Directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and UCB Georgia for their approval;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.	Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institution Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the “Code”), the Bank (hereinafter sometimes referred to as the “Merged Bank”) shall be merged with and into UCB Georgia (the “Merger”). UCB Georgia shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank”. On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Bank shall cease and terminate.

2.	Actions to be Taken.

The acts and things required to be done by the Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.	Effective Date.

The Merger shall be effective upon the approval of this Agreement by the shareholder of the Merged Bank and the filing of the articles of merger relating to each merger in the manner provided in the Code (the “Effective Date”).

4.	Articles of Incorporation and Bylaws of the Surviving Bank.

(a) The Articles of Incorporation of UCB Georgia, as heretofore amended, as in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Bank.

(b) Until altered, amended or repealed, as therein provided, the Bylaws of UCB Georgia as in effect on the Effective Date shall be the Bylaws of the Surviving Bank.

5.	Directors.

Upon the Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If on the Effective Date any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.	Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a) Upon the Effective Date, each share of the respective Merged Bank’s Bank Stock outstanding on the Effective Date shall be cancelled.

(b) Upon the Effective Date, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall remain outstanding.

7.	Termination of Separate Existence.

Upon the Effective Date, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

8.	Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.	Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of approval of this Agreement by the affirmative vote of the sole shareholders of each of UCB Georgia and the Bank.

10.	Termination.

This Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificates of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Code.

11.	Counterparts; Title; Headings.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.	Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of the Bank Stock shall be converted in the Merger pursuant to Section 6 hereof.

IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalfs and their respective bank seals to be affixed hereto as of the day and year first above written.

(BANK SEAL) ATTEST: ________________________________________ Assistant Secretary	UNITED COMMUNITY BANKS, INC. By: Name: Title:

(BANK SEAL) ATTEST: ________________________________________ Secretary	SOUTHERN BANCORP, INC. By: Name: Title:

ATTACHMENT 1

Directors of the Surviving Bank

Billy M. Decker
Dr. G. David Gowder III
Robert L. Head, Jr.
Charles E. Hill
Jack C. Lance, Sr.
W.C. Nelson, Jr.
Paul B. Owenby
Jimmy C. Tallent
Andrew M. Williams III

EXHIBIT C

September ___, 2006

United Community Banks, Inc.
P.O. Box 398
Blairsville, GA 30514

Ladies and Gentlemen:

In connection with the proposed merger (the “Merger”) of Southern Bancorp, Inc. (“SBI”) with and into United Community Banks, Inc. (“United”), pursuant to the Agreement and Plan of Reorganization of even date herewith between United and SBI (the “Acquisition”), the undersigned hereby covenants, represents and warrants as follows:

1.     Recommendation for Merger and Voting of SBI Stock. Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of SBI (“SBI Stock”) that they vote in favor of the Merger. In addition, the undersigned agrees to vote any and all shares of SBI Stock owned or controlled by him or her in favor of the Merger.

2.     Compliance with Securities Laws. The undersigned acknowledges that he or she will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United (“United Stock”) received by him or her pursuant to the Merger only in compliance with the provisions of such Act and Rule. The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of United Stock to be received pursuant to the Merger.

3.     Restrictive Legend. The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

                    Sincerely,

                [Director, Executive Officer or 5% Shareholder]

EXHIBIT D

(1)     SBI was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia. The Bank was duly organized as a national bank, and is existing and in good standing, under the laws of the United States. Southern Lending was duly organized as a limited liability company, and is existing and in good standing, under the laws of the State of Georgia.

(2)     SBI has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its assets and to conduct its business.

(3)     SBI has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by SBI thereunder, and has duly executed and delivered the Acquisition Agreement and the Merger Agreement.

(4)     No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for SBI’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)     The Acquisition Agreement and the Merger Agreement are enforceable against SBI.

(6)     The authorized capital stock of SBI consists of (i) 10,000,000 shares of common stock, $1.00 par value per share, (“SBI Stock”) with 1,619,137 shares issued and outstanding, 45,000 shares reserved for issuance upon exercise of currently outstanding options (the “SBI Stock Options”), and 185,000 shares reserved for issuance upon exercise of currently outstanding warrants the “SBI Warrants”), and (ii) 2,000,000 shares of preferred stock, no par value, none of which is issued and outstanding. The authorized capital stock of the Bank consists of 3,000,000 shares of common stock, $1.00 par value per share, (“Bank Stock”)1,310,000 of which are issued and outstanding. All of the issued and outstanding shares of SBI Stock and Bank Stock are duly and validly issued, fully paid and non-assessable (except to the extent such Bank Stock may be deemed assessable under 12 U.S.C. Section 55) and were offered, issued and sold in compliance with all applicable federal and state securities laws. To our knowledge, no person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares SBI Stock or Bank Stock previously issued. None of the shares of SBI Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of the Bank Stock are owned by SBI. SBI is the sole member of Southern Lending.

EXHIBIT E

(1)     United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)     United has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)     United has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Acquisition Agreement and Merger Agreement:

(4)     No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)     The Acquisition Agreement and the Merger Agreement are enforceable against United.

(6)     The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

EXHIBIT F

FORM OF TERMINATION AGREEMENT

THIS TERMINATION OF CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made as of ________ ___, 2006 (the “Effective Date”), by and among UNITED COMMUNITY BANK, a Georgia bank (“Bank”), UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and _____________, a resident of the State of Georgia (“Executive”).

WHEREAS, Executive entered into that certain Change in Control Agreement (the “Change in Control Agreement”), dated March 31, 2006, with Southern Bancorp, Inc., a Georgia business corporation and successor to the Company, (“SBI”) and Southern National Bank, a national bank and successor to Bank (“SNB”);

WHEREAS, SBI and the Company entered into that certain Agreement and Plan of Reorganization (the “Acquisition Agreement”), dated as of September 5, 2006, pursuant to which the Company acquired SBI and Bank by the merger of Southern with and into the Company and the merger of SNB with and into Bank; and

WHEREAS, in satisfaction of a condition of the Acquisition Agreement, the parties have agreed to terminate the Change in Control Agreement, in accordance with the terms of this Agreement;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations, warranties, benefits and obligations contained in this Agreement, and of other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	The Change in Control Agreement shall be terminated effective as of the date hereof, and neither party shall have any further obligations to the other thereunder.

2.
In consideration for, and as a material inducement to enter into this Agreement, Bank will provide Executive with an amount of $________, gross, (the “Termination Payment”). The Termination Payment shall be paid or credited as follows:

a.	$________ (the “Cash Payment”) shall be paid in cash on the date hereof; and

b.	$________ (the “Plan Payment”) shall be credited to the Executive’s account in the Company’s Deferred Compensation Plan as of the date hereof.

3.
This Agreement will be deemed to be a contract made under the laws of the State of Georgia, and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of Georgia, without regard to principles of conflict of laws.

4.
Executive affirms that the only consideration for him signing this Agreement is that set forth in Section 2, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

5.
In consideration of the payments being provided to him, Executive, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and the Bank, all subsidiary and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees, of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date of this Agreement; including, without limitation, claims relating to the Change in Control Agreement. Specifically included in this waiver and release are any and all claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, Executive Order 11246; Executive Order 11141, Section 503 of the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by the Company and the Bank..

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                    UNITED COMMUNITY BANK

                    By:

                    UNITED COMMUNITY BANKS, INC.

                    By:

                    EXECUTIVE

                    By:
                    Print: _______________________________

EXHIBIT G

FORM OF STOCK OPTION AWARD AGREEMENT

UNITED COMMUNITY BANKS, INC.

2000 KEY EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

(Nonqualified Stock Option - Key Employee)

Optionee: Number of NQSO Shares: NQSO Option Exercise Price: NQSO Date of Grant: NQSO Vesting Schedule:	Shares $ per Share ______________________________ Percentage Date of Shares (from Grant Date)

THIS OPTION AGREEMENT (the “Agreement”) is entered into as of the _____ day of ____________, _______, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and the individual designated above (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the United Community Banks, Inc. 2000 Key Employee Stock Option Plan (the “Plan”) was adopted by the Company, effective December 8, 1999;

WHEREAS, the Optionee performs valuable services for the Company, a subsidiary or one of their affiliates; and

WHEREAS, the Board of Directors of the Company or the committee responsible for the administration of the Plan has determined to grant the Option to the Optionee as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Grant of the Option.

1.1    Option. An option to purchase shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”), is hereby granted to the Optionee (the “Option”).

1.2    Number of Shares. The number of Shares that the Optionee can purchase upon exercise of the Option is set forth above.

1.3    Option Exercise Price. The price the Optionee must pay to exercise the Option (the “Option Exercise Price”) is set forth above.

1.4    Date of Grant. The date that the Option is granted (the “Date of Grant”) is set forth above.

1.5    Type of Option. The Option is intended to be a Nonqualified Stock Option. It is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto.

1.6    Construction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.7    Execution of Agreement. The Option is evidenced by this Agreement. If the Optionee does not execute this Agreement within thirty (30) days of receiving the Agreement, the Committee may in its discretion cancel the Option and this Agreement.

2.    Duration.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Date of Grant (the “Exercise Term”); provided, however, that the Exercise Term may end earlier as provided in Sections 5 and 13 hereof.

3.    Vesting.

The Option shall vest and become exercisable in accordance with the vesting schedule specified above. The Optionee may exercise the Option to the extent it is vested during the Exercise Term, subject to any limitations on exercise contained in Section 7 hereof.

4.    Manner of Exercise and Payment.

4.1    Delivery. To exercise the Option, the Optionee must deliver a completed copy of the Option Exercise Form, attached hereto as Exhibit A and incorporated herein by reference, to the address indicated on such Form or such other address designated by the Company from time to time. The Committee may establish a minimum number of Shares (e.g., 100) for which the Option may be exercised at a particular time. Contemporaneously with the delivery of the Option Exercise Form, the Optionee shall tender to the Company the aggregate Option Exercise Price for the Shares as to which the Optionee is exercising the Option by (i) cash, check, or wire transfer, (ii) delivering or properly attesting to ownership of Shares with a Fair Market Value at the date of exercise equal to the aggregate Option Exercise Price for the Shares as to which the Optionee is exercising the Option, (iii) a broker-assisted cashless exercise transaction through a brokerage firm designated by the Optionee, or (iv) or by such other method of payment as may be acceptable to the Committee pursuant to the Plan. The Company shall deliver to the Optionee certificates evidencing the Shares as to which the Option was exercised within thirty (30) days of the date on which the

Optionee delivers the Option Exercise Form and makes payment of the aggregate Option Exercise Price to the Company or shall make such Shares available for electronic delivery in the U.S. to an account the Optionee designates in writing within three (3) business days after the date on which the Optionee delivers the Option Exercise Form and makes payment of the aggregate Option Exercise Price to the Company, and in either case such Shares shall be free and clear of all liens, security interests, pledges or other claims or charges, except those provided in this Agreement or the Plan, or any other agreement affecting the Shares. Notwithstanding the foregoing, if the Optionee is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, the Optionee may not exercise any Option prior to the date that is six (6) months after the Date of Grant unless the Optionee’s employment has terminated due to death, Disability, or Retirement or unless a Change in Control has occurred after the Date of Grant.

4.2    No Rights as Shareholder. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a shareholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares, subject to divestment pursuant to Section 13.

5.     Termination of Employment.

5.1     Termination by Death. In the event the Optionee dies while actively employed, the outstanding unvested portion of the Option shall immediately vest, and thereafter the Option shall remain exercisable at any time prior to its expiration date, or for one (1) year after the date of death, whichever period is shorter, (i) by such person(s) who have acquired the Optionee’s rights by will or the laws of descent and distribution, or (ii) if no such person in (i) exists, by the executor or representative of the Optionee’s estate.

5.2     Termination by Disability. In the event the employment of the Optionee is terminated by reason of Disability, the outstanding unvested portion of the Option shall expire as of the date the Committee determines the definition of Disability to have been satisfied by the Optionee, and the outstanding vested portion of the Option as of that date shall remain exercisable at any time prior to its expiration date, or for one (1) year after the Committee’s determination of Disability, whichever period is shorter.

5.3     Termination for Cause. If the Optionee’s employment is terminated by the Company for Cause or the Optionee voluntarily terminates his employment (other than upon Retirement), the outstanding Option shall expire immediately, and the Optionee’s right to exercise the outstanding Option (whether or not vested) shall terminate immediately, upon the date of the Optionee’s termination of employment.

5.4     Termination of Employment for Other Reasons. If the Optionee’s employment is terminated by the Company without Cause or upon the Retirement of the Optionee, the outstanding unvested portion of the Option shall expire, and the outstanding vested portion of the Option as of the date of his termination of employment shall remain exercisable at any time prior to its expiration date or for three (3) months (one (1) year in the case of Retirement) after the date of his termination of employment, whichever period is shorter.

5.5     Employment by Subsidiary. For purposes of this Section and Sections 8 and 13, employment with the Company includes employment with any Subsidiary and service as a Director of the Company or any Subsidiary shall be considered employment with the Company. A change of employment between the Company and any Subsidiary or between Subsidiaries or a change in the nature of the Optionee’s service relationship with the Company and the Subsidiaries (e.g., from employee to Director) without any interruption in the Optionee’s provision of services is not a termination of employment under this Agreement.

5.6     Change In Control. In the event a Change in Control occurs while the Optionee is employed by the Company, the outstanding unvested portion of the Option shall immediately vest and become immediately exercisable. The Option shall remain exercisable in accordance with the other provisions of this Agreement, provided that, notwithstanding the other provisions of this Agreement, the Option shall remain exercisable for a period of one (1) year after the date of the Change in Control.

6.    Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution and during the lifetime of the Optionee. The Option shall be exercisable only by the Optionee except as provided in Section 5.1.

7.     Securities Laws Restrictions.

The Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the Shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the Shares have been duly registered under such laws. The Company intends to register the Shares issuable upon the exercise of the Option; however, until the Shares have been registered under all applicable laws, the Optionee shall represent, warrant and agree, as a condition to the exercise of any Option, that the Shares are being purchased for investment only and without a view to any sale or distribution of such Shares and that such Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration. The Optionee acknowledges that an appropriate legend giving notice of the foregoing restrictions may appear conspicuously on all certificates evidencing the Shares issued upon the exercise of the Option.

8.    No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate the Optionee’s employment at any time.

9.    Adjustments.

In the event of a change in capitalization, the Committee shall make appropriate adjustments in accordance with the provisions of Section 4.3 of the Plan. The adjustment shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

10.           Withholding of Taxes.

Prior to the issuance of Shares to the Optionee upon exercise of the Option, the Optionee shall pay the federal, state, local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) (if any) to the Company in cash or by check or wire transfer. In satisfaction of the Withholding Taxes, the Optionee may make a written election (the “Tax Election”) to satisfy such withholding obligation by a broker-assisted cashless exercise transaction through a brokerage firm designated by the Optionee, by delivering Shares (that have been owned by the Optionee for at least six (6) months or such other period as may be required by the Committee) or by having the Company retain from the Shares to be delivered a number of Shares having an aggregate Fair Market Value equal to the Withholding Taxes, provided that, if the Optionee may be subject to liability under Section 16(b) of the Exchange Act, the election must comply with the requirements applicable to Share transactions by the Optionee. The Company shall have the right to deduct from any amounts payable to the Optionee for salary, bonuses or otherwise an amount equal to Withholding Taxes with respect to the Option.

11.           Optionee Bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.           Modification of Agreement.

Except as expressly otherwise provided herein, this Agreement may not be modified, amended, suspended or terminated, and any terms or conditions may not be waived, except by a written instrument executed by the parties hereto.

13.           Cancellation and Rescission of Awards; Return of Profits.

13.1    If, during his employment with the Company or at any time during the period of six (6) months after the Date of Termination, the Optionee engages in any “Detrimental Activity” (as defined in the Plan), the Committee shall, notwithstanding any other provision in this Agreement to the contrary, (i) cancel any outstanding portion of the Option that is not yet vested, (ii) repurchase any Shares issued to the Optionee pursuant to exercise of the Option at a per Share repurchase price equal to the Option Exercise Price, and/or (iii) require the Optionee to pay to the Company any gain realized from Shares issued to the Optionee pursuant to exercise of the Option.

13.2    If, during his employment with the Company or at any time during the period of one (1) year after the Date of Termination, the Optionee violates the restrictive covenants set forth in Section 13.3 below, then the Committee shall, notwithstanding any other provision in this Agreement to the contrary, (i) cancel any outstanding portion of the Option that is not yet vested, (ii) repurchase any Shares issued to the Optionee pursuant to exercise of the Option at a per Share repurchase price equal to the Option Exercise Price, and/or (iii) require the Optionee to pay to the Company any gain realized from Shares issued to the Optionee pursuant to exercise of the Option.

13.3    The Optionee will not directly or indirectly, individually, or on behalf of any Person other than the Company or a Subsidiary:

(i)    solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Company’s Business;

(ii)    solicit or induce, or in any manner attempt to solicit or induce, any Person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or any Subsidiary or is at will;

(iii)    engage in the Company’s Business within the Territory or accept employment or engagement within the Territory as a director, officer, executive, manager, or business consultant for any Person engaging in the Company’s Business; or

(iv)    knowingly or intentionally damage or destroy the goodwill and esteem of the Company, any Subsidiary, the Company’s Business or the Company’s or any Subsidiary’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company or any Subsidiary.

The Optionee further agrees that he or she will not, except as necessary to carry out his duties as an employee of the Company, disclose or use Confidential Information. The Optionee further agrees that, upon termination or expiration of employment with the Company for any reason whatsoever or at any time, the Optionee will upon request by the Company deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Optionee’s possession or control, relating in any way to the Company’s Business, which at all times shall be the property of the Company.

13.4    For purposes of this Section 13, the following terms shall have the meanings specified below:
(i)    “Company’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust, or other business or financial services organization or entity.

(ii)    “Confidential Information” means information, without regard to form, relating to the Company’s or any Subsidiary’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Subsidiary by third parties that the Company or any Subsidiary is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the Date of Termination.

(iii)   “Customers” means all Persons that (1) the Optionee serviced or solicited on behalf of the Company or any Subsidiary, (2) whose dealings with the Company or any Subsidiary were coordinated or supervised, in whole or in part, by the Optionee, or (3) about whom the Optionee obtained Confidential Information, in each case during the term of this Agreement or while otherwise employed by the Company.

(iv)   “Date of Termination” means the date upon which the Optionee’s employment with the Company ceases for any reason.

(v)    “Person” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(vi)   “Territory” means Cobb and Cherokee Counties, Georgia and any adjacent county to either Cobb County or Cherokee County.

14.   Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.           Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States and the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof.

16.   Successors in Interest.

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Optionee’s heirs and legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

17.           Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

18.   Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement and the Plan shall be determined by the Committee. Any determination made by the Committee shall be final, binding and conclusive on the Optionee and the Company and their successors, assigns, heirs, executors, administrators and legal representatives for all purposes.

19.   Legal Construction.

The legal construction and interpretation of this Agreement (including, but not limited to, issues of gender, plural or singular, governing law and severability) shall be governed by the provisions of Article 19 of the Plan.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                        UNITED COMMUNITY BANKS, INC.

                                                        By:

                                                        Name:

                                                        Title:

By signing below, the Optionee hereby accepts the Option subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company, or the Compensation Committee or other Committee responsible for the administration of the Plan, upon any questions arising under the Plan. The Optionee authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state, local or foreign law as a result of the grant, existence or exercise of the Option, or subsequent sale of the Shares.

                                                            OPTIONEE

                                                            Signature:

                                                            Name:

[EXHIBIT FOLLOWS]

EXHIBIT A

OPTION EXERCISE FORM

I, _____________________________, do hereby exercise the Option with a Date of Grant of ___________________, ______ granted to me by the Option Agreement executed in connection therewith. The number of Shares being purchased, the Exercise Price and the Total Option Exercise Price are set forth below:

Number of Shares:	________ Shares
Option Exercise Price Per Share	x $ ________ per Share
Total Option Exercise Price:	= $ ________

The Total Option Exercise Price is included with this Form.

Date: ______________________________________________	_____________________________________________ Signature
Send or deliver this Form with an original signature to

United Community Banks, Inc.

P.O. Box 398, 59 Highway 515

Blairsville, GA 30512

Attn: [NAME]

EXHIBIT H

FORM OF CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made as of this __ day of ______, ___, by and between UNITED COMMUNITY BANK, a Georgia bank (the “Bank”), and ______________, a resident of the State of Georgia (the “Executive”);

WHEREAS, the Executive is a key employee of the Bank and/or its wholly-owned subsidiaries, and an integral part of the management team; and

WHEREAS, the Bank wishes to assure both itself and its key employees of continuity of management and objective control of the Bank; and

WHEREAS, the Bank considers it desirable and in its best interests to enter into an agreement which provides that in the event the Executive’s employment is terminated in conjunction with a change in control of the Bank’s parent, United Community Banks, Inc. (the “Company”), the Executive shall, subject to the terms and conditions provided for herein, receive a termination payment, which payment is not intended to exceed the compensation the Executive could have reasonably expected to receive in absence of a change in control of the Company;

NOW, THEREFORE, the parties agree as follows:

1.    BENEFITS PAYABLE UPON CHANGE IN CONTROL.

(a)    The term of this Agreement shall be for a rolling, one (1) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Bank or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be one (1) year; provided, that the Bank may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be one (1) year following such notice.

            (b)    No provision of this Paragraph 1 shall be operative unless, during the Term of this Agreement, there has been a Change in Control of the Company. Upon such a Change in Control of the Company, all the provisions of this Paragraph 1 shall become operative immediately.

            (c)    If a Change in Control occurs during the term of this Agreement and the Executive’s employment is terminated (i) within twelve (12) months following the date of the Change in Control, or (ii) within three (3) months prior to the date of the Change in Control as a part of the such Change in Control, as a result of Involuntary Termination or Voluntary Termination, the Executive shall be entitled to a lump sum cash payment equal to [two (2) times/one (1) times] the Executive’s total annual salary for the calendar year preceding the calendar year in which the Executive’s employment is terminated and the last bonus paid to the Executive. The payment to the Executive shall be made not later than fifteen (15) days after his termination of employment.

            (d)    For the purposes of this Paragraph 1, the following terms shall have the meanings set forth below:

    (i) The term “Change in Control” shall mean (1) the acquisition, directly or indirectly, by any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (excluding any “person” who on the date hereof owns or controls 10% or more of the voting power of the Company’s Common Stock), of securities of the Company representing an aggregate of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities within any twelve (12) month period; provided, that for purposes of this definition, “acquisition” shall not include shares which are received by a person through gift, inheritance, under a will or otherwise through the laws of descent and distribution; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or, (3) the occurrence of any other event or circumstance which is not covered by (1) or (2) above which the Company’s Board determines affects control of the Company and adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

    (ii) The term “Cause” shall mean and be limited to any act that constitutes, on the part of the Executive, fraud, dishonesty, a felony or gross malfeasance of duty and that directly results in material injury to the Bank.

(iii) The term “Disability” shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Bank on a full-time basis for a period of six (6) months.

(iv) The term “Involuntary Termination” shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability, voluntary retirement (including early retirement) within the meaning of the Bank’s then current retirement plan, or death.

(v) The term “Voluntary Termination” shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to (1) a reduction of the Executive’s responsibilities resulting solely from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control; (2) a reduction in the Executive’s compensation (other than a reduction resulting from performance related bonuses, so long as such bonuses are paid under plans reasonably designed to avoid any such reduction except as the result of relatively poor performance results) or the failure to provide substantially equivalent benefits, or (3) a forced relocation outside of Cobb or Cherokee Counties, Georgia or any adjacent county to either Cobb or Cherokee County (or Executive’s principal assigned location prior to such change in control). A termination shall not be considered voluntary within the meaning of this Agreement if such termination is a result of Cause, Disability, voluntary retirement (including early retirement) within the meaning of the Bank’s retirement plan, or death of the Executive.

      2.    LIMITATION OF BENEFITS.

(a)    Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Executive by the Bank under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement shall be modified or reduced in the manner provided in subparagraph (b) below to the extent necessary so that the compensation and benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Bank to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

(b)    In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Paragraph, the Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment shall be made without the consent of the Bank.

(c)    This Paragraph shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Bank pursuant to Section 280G(a) of Code with respect to amounts payable under this Agreement. In connection with any Internal Revenue Service examination, audit or other inquiry, the Bank and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.

(d)    In addition to the limits otherwise provided in this Article, to the extent permitted by law the Executive may in his sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code or otherwise reduce or delay liability for taxes owed under the Code.

(e)    For the purposes of this Paragraph 2, the following terms shall have the meanings set forth below:

(i) The term “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(1) of the Code.

(ii) The term “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

                (iii) The term “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

      3.   COVENANTS OF EXECUTIVE.

(a)    Executive agrees that during his employment by the Bank and for a period of [two (2) years / one (1) year] after the Date of Termination, he will not directly or indirectly, individually, or on behalf of any Person other than the Bank:

(i) solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Bank’s Business;

(ii) solicit or induce, or in any manner attempt to solicit or induce, any Person employed by the Bank or the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Bank or the Company or is at will;

(iii) engage in the Bank’s Business within the Territory or accept employment or engagement within the Territory as a director, officer, executive, manager, or business consultant for any Person engaging in the Bank’s Business; or

(iv) knowingly or intentionally damage or destroy the goodwill and esteem of the Company, the Bank, the Bank’s Business or the Company’s or the Bank’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company or the Bank.
(b)    Executive agrees that during employment and thereafter he will not, except as necessary to carry out his duties as an employee of Bank, disclose or use Confidential Information. Executive further agrees that, upon termination or expiration of employment with the Bank for any reason whatsoever or at any time, Executive will upon request by the Bank deliver promptly to the Bank all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in Executive’s possession or control, relating in any way to the Bank’s Business, which at all times shall be the property of the Bank.

(c)    For purposes of this Agreement, the following terms shall have the meanings specified below:

(i) “Bank’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust, or other business or financial services organization or entity.

(ii) “Confidential Information” means information, without regard to form, relating to the Bank’s or the Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Bank or the Company by third parties that the Bank or the Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the Date of Termination.

(iii) “Customers” means all Persons that (1) Executive serviced or solicited on behalf of the Bank, (2) whose dealings with the Bank were coordinated or supervised, in whole or in part, by Executive, or (3) about whom Executive obtained Confidential Information, in each case during the term of this Agreement or while otherwise employed by the Bank.

(iv) “Date of Termination” means the date upon which the Executive’s employment with the Bank ceases for any reason.

(v) “Person” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(vi) “Territory” means Cobb and Cherokee Counties, Georgia and any adjacent county to either Cobb County or Cherokee County.

      4.       MISCELLANEOUS.

(a)    This Agreement shall be binding upon, and inure to the benefit of, the Executive and his executors, representatives and assigns, and the Bank and its successors and assigns.

(b)    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

(c)    This Agreement shall not be construed as giving to the Executive the right to be retained in the employ of the Bank or any of its affiliates.

(d)    This Agreement may only be amended by an instrument in writing executed by both of the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE: By: Name:	UNITED COMMUNITY BANK By: Name: Title:

APPENDIX B

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)    “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)    “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

(5)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)    “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)    “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)     Consummation of a plan of merger to which the corporation is a party:

(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each shareholder; and

(iii)   The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)    Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)    An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)    In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)    Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)    Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)    The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11; Ga. L. 2003, p. 897, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)    Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)    Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)    A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)    A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)    The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

(a)    The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

APPENDIX C

FAIRNESS OPINION

[LETTERHEAD OF THE CARSON MEDLIN COMPANY]

September 5, 2006

Board of Directors
Southern Bancorp, Inc.
200 Cherokee Street
Marietta, Georgia 30060

Members of the Board:

We understand that Southern Bancorp, Inc. and its wholly-owned subsidiary Southern National Bank (collectively the “Company”) have entered into an Agreement and Plan of Reorganization dated September 5, 2006 (the “Agreement”) with United Community Banks, Inc. (“United”) (the “Merger”). Under the terms of the Agreement, each of the issued and outstanding shares of the Company’s common stock shall be converted into the right to receive 1.1791 shares of United common stock (the “Conversion Ratio”). You have requested our opinion as to the fairness, from a financial point of view, of the Conversion Ratio to be received by the Company’s shareholders under the terms of the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the major commercial banks operating in that market. We will receive a fee for our services as financial advisor to Southern Bancorp, Inc. and for rendering this opinion. We do not have an investment banking relationship with United; nor does it have any contractual relationship with United.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of United and the Company. We have reviewed: (i) the Agreement; (ii) audited financial statements of United for the five years ended December 31, 2005; (iii) audited financial statements of the Company for five years ended December 31, 2005; (iv) unaudited financial statements of United for the six months ended June 30, 2006; (v) unaudited financial statements of the Company for the six months ended June 30, 2006; and (vi) certain other financial and operating information with respect to the business, operations and prospects of United and the Company. We also: (a) held discussions with members of managements of both United and the

C-1

Board of Directors
Southern Bancorp, Inc.
September 5, 2006

Company regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of both United and the Company and compared that to similar data of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of United and the Company with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of the Company. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Conversion Ratio provided for in the Agreement is fair, from a financial point of view, to the shareholders of Southern Bancorp, Inc.

Very truly yours,

/s/ The Carson Medlin Company

THE CARSON MEDLIN COMPANY

C-2

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit

2.1	Agreement and Plan of Reorganization, dated as of September 5, 2006, by and between United and Southern.*

3.1
Restated Articles of Incorporation of United Community Banks, Inc., (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-21656, filed with the Commission on August 14, 2001).

3.2
Amendment to the Restated Articles of Incorporation of United Community Banks, Inc. (incorporated herein by reference to Exhibit 3.3 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-118893, filed with the Commission on September 9, 2004).

3.3
Amended and Restated Bylaws of United Community Banks, Inc., dated September 12, 1997 (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 1997, File No. 0-21656, filed with the Commission on March 27, 1998).

4.1	See Exhibits 3.1, 3.2 and 3.2 for provisions of Restated Articles of Incorporation, as amended, and Amended and Restated ByLaws, which define the rights of the Shareholders.

4.2
Junior Subordinated Indenture between United Community Banks, Inc. and The Chase Manhattan Bank, as Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.1 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.3
Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference to Exhibit 4.2 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.4
Certificate of Trust of United Community Capital Trust (incorporated herein by reference to Exhibit 4.3 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.5
Amended and Restated Trust Agreement among United Community Banks, Inc., as depositor, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Delaware Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.4 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.6
Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference to Exhibit 4.5 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.7
Guarantee Agreement between United Community Banks, Inc., as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.6 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

Exhibit No.	Exhibit

4.8
Registration Rights Agreement dated July 20, 1998 among United Community Banks, Inc., United Community Capital Trust and Wheat First Securities, Inc. as Initial Purchaser of 8.125% Junior Subordinated Deferrable Interest Debentures Due July 15, 2028 (incorporated herein by reference to Exhibit 4.7 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.9
Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference to Exhibit 4.2 to United’s Registration Statement on Form S-1, File No. 333-20887, filed with the Commission on January 31, 1997).

4.10
Indenture, dated November 26, 2002, by and between United and Marshall & Ilsley Trust Company, N.A., as Trustee (incorporated herein by reference to Exhibit 4.9 to United’s Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).

4.11
Form of 6.75% Subordinated Notes due 2012 (incorporated herein by reference to Exhibit 4.10 to United’s Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).

4.12
Indenture, dated September 24, 2003, by and between United and Marshall & Ilsley Trust Company, N.A. as Trustee (incorporated herein by reference to Exhibit 4.12 to United’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).

4.13	Form of Subordinated Step-up Notes due 2015 (incorporated herein by reference to Exhibit 4.13 to United’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).

4.1
Junior Subordinated Indenture between United Community Banks, Inc. and The Chase Manhattan Bank, as Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.1 to United’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

5.1	Opinion and Consent of Kilpatrick Stockton, LLP.*

8.1	Opinion and Consent of Kilpatrick Stockton, LLP as to the federal income tax consequences to the merger of United and Southern.*

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton, LLP (included as part of Exhibits 5 and 8).

23.3	Consent of The Carson Medlin Company.*

24.1	Power of Attorney (included on the Signature Page to this Registration Statement).

99.1	Form of Proxy.

99.2	Form of Southern Bancorp, Inc. Employee Stock Ownership Plan with 401(k) Provisions Notice of Right to Give Voting Instructions and Proxy.
________________________
* Previously filed

(b)	Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)	Report, Opinion or Appraisal: The opinion of The Carson Medlin Company is included as Appendix C to the materials filed as a part of this Registration Statement.

Item 22. Undertakings

(a)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)    The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on October 20, 2006.

UNITED COMMUNITY BANKS, INC.

By: /s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 20, 2006.

Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)

* Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* Robert L. Head, Jr.	Chairman of the Board

* W.C. Nelson, Jr.	Vice Chairman of the Board

* A. William Bennett	Director

* Robert Blalock	Director

[signatures continued on next page]

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* Guy W. Freeman	Director

* Thomas C. Gilliland	Director

* Charles Hill	Director

* Hoyt O. Holloway	Director

* Clarence W. Mason, Sr.	Director

* Tim Wallis	Director

*By: /s/ Jimmy C. Tallent Jimmy C. Tallent Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description of Exhibit

23.1	Consent of Porter Keadle Moore, LLP.
99.1	Form of Proxy.

99.2	Form of Southern Bancorp, Inc. Employee Stock Ownership Plan with 401(k) Provisions Notice of Right to Give Voting Instructions and Proxy.